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                                                                    EXHIBIT 2.1

                     IN THE UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

IN RE:                             )
                                   )
SEVEN SEAS PETROLEUM, INC.,        )        CASE NO. 02-45206-H2-11
                                   )
DEBTOR.                            )        CHAPTER 11



        SECOND AMENDED DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN
           SUPPORT OF TRUSTEE'S FIRST AMENDED PLAN OF REORGANIZATION

                                   IMPORTANT


THIS DISCLOSURE STATEMENT IS SUBMITTED TO ALL CREDITORS OF THE DEBTOR, ENTITLED TO VOTE ON THE FIRST AMENDED PLAN OF REORGANIZATION HEREIN DESCRIBED AND CONTAINS INFORMATION THAT MAY AFFECT YOUR DECISION TO ACCEPT OR REJECT THE TRUSTEE'S FIRST AMENDED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE. THIS DISCLOSURE STATEMENT IS INTENDED TO PROVIDE ADEQUATE INFORMATION AS REQUIRED BY THE BANKRUPTCY CODE AS TO THE TRUSTEE'S FIRST AMENDED PLAN OF REORGANIZATION. ALL CREDITORS AND EQUITY INTEREST HOLDERS ARE URGED TO READ THE DISCLOSURE STATEMENT AND ATTACHMENTS WITH CARE AND IN THEIR ENTIRETY.

ON JUNE 26, 2003, THE BANKRUPTCY COURT APPROVED THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION UNDER SECTION 1125(B) OF THE BANKRUPTCY CODE. SOLICITATION OF ACCEPTANCE OR REJECTION OF THE FIRST AMENDED PLAN OF REORGANIZATION HEREIN DESCRIBED AND ATTACHED AS EXHIBIT A, IS BEING SOUGHT FROM CREDITORS AND EQUITY INTEREST HOLDERS WHOSE CLAIMS AGAINST, AND INTERESTS IN THE DEBTOR ARE IMPAIRED UNDER THE FIRST AMENDED PLAN OF REORGANIZATION. CREDITORS AND EQUITY INTEREST HOLDERS ENTITLED TO VOTE ON THE PLAN OF REORGANIZATION ARE URGED TO VOTE IN FAVOR OF THE PLAN AND TO RETURN THE BALLOT INCLUDED WITH THIS DISCLOSURE STATEMENT UPON COMPLETION IN THE ENVELOPE ADDRESSED TO INNISFREE M&A INCORPORATED, BALLOTING AGENT FOR SEVEN SEAS PETROLEUM, INC., 501 MADISON AVENUE, 20TH FLOOR NEW YORK, NY 10022 NOT LATER THAN JULY 31, 2003.


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                                I. INTRODUCTION

         A. GENERAL INFORMATION CONCERNING DISCLOSURE STATEMENT AND PLAN.

         Ben B. Floyd, Trustee of the Bankruptcy Estate of Seven Seas Petroleum, Inc. (the "Debtor") submits this Disclosure Statement under section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016 to all of the Debtor's known Creditors and Equity Interest holders. The purpose of this Disclosure Statement is to disclose information adequate to enable Creditors and Equity Interest Holders who are entitled to vote to arrive at a reasonably informed decision in exercising their rights to vote on the First Amended Plan of Reorganization ("Plan"). A copy of the Plan is attached as Exhibit A. Capitalized terms used but not defined in this Disclosure Statement shall have the meanings assigned to them in the Plan or in the Bankruptcy Code and Bankruptcy Rules. All section references in this Disclosure Statement are to the Bankruptcy Code unless otherwise indicated.

         The Trustee has promulgated the Plan consistent with the provisions of the Bankruptcy Code. The purpose of the Plan is to provide the maximum recovery to each class of Claims and Equity Interests considering the assets and anticipated funds available for distribution to Creditors and Equity Interest holders. The Trustee believes that the Plan and the compromise and settlement contained therein permit the maximum recovery for all classes of Claims and Equity Interests.

         This Disclosure Statement is not intended to replace a careful review and analysis of the Plan, including the specific treatment of Claims and Equity Interests under the Plan. It is submitted as an aid and supplement to your review of the Plan to explain the terms of the Plan. Every effort has been made to explain fully various aspects of the Plan as they affect Creditors and Equity Interest Holders. If any questions arise, the Trustee urges you to contact the Trustee's counsel and they will attempt to resolve your questions. You may, of course, wish to consult with your own counsel.

         B. DISCLAIMER.

      NO SOLICITATION OF VOTES HAS BEEN OR MAY BE MADE EXCEPT PURSUANT TO THIS DISCLOSURE STATEMENT AND SECTION 1125 OF THE BANKRUPTCY CODE, AND NO PERSON HAS BEEN AUTHORIZED TO USE ANY INFORMATION CONCERNING THE DEBTOR TO SOLICIT ACCEPTANCES OR REJECTIONS OF THE PLAN OTHER THAN THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. CREDITORS AND EQUITY INTEREST HOLDERS SHOULD NOT RELY ON ANY INFORMATION RELATING TO THE DEBTOR OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED.

      EXCEPT AS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS, NO REPRESENTATION CONCERNING THE DEBTOR, ITS ASSETS, PAST OR FUTURE OPERATIONS, OR CONCERNING THE PLAN IS

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      AUTHORIZED, NOR ARE ANY SUCH REPRESENTATIONS TO BE RELIED UPON IN
      ARRIVING AT A DECISION WITH RESPECT TO THE PLAN. ANY REPRESENTATIONS MADE TO SECURE ACCEPTANCE OR REJECTION OF THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD BE REPORTED TO COUNSEL FOR THE TRUSTEE.

      UNLESS ANOTHER TIME IS SPECIFIED, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF. NEITHER DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF RIGHTS MADE CONCERNING THE DISCLOSURE STATEMENT AND THE PLAN SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE OF THE DISCLOSURE STATEMENT AND THE MATERIALS RELIED UPON IN PREPARATION OF THE DISCLOSURE STATEMENT WERE COMPILED.

      WHILE THE INFORMATION PROVIDED HEREIN IS BELIEVED RELIABLE, THE TRUSTEE HAS NOT UNDERTAKEN TO VERIFY OR INVESTIGATE SUCH INFORMATION, AND MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION.

      DISTRIBUTION OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS ANY REPRESENTATION OR WARRANTY AT ALL, EITHER EXPRESS OR IMPLIED, BY THE TRUSTEE OR HIS RESPECTIVE PROFESSIONAL CONSULTANTS THAT THE PLAN IS FREE FROM RISK, THAT THE ACCEPTANCE OF THE PLAN WILL RESULT IN A RISK-FREE RESTRUCTURING OF THE DEBTOR'S OBLIGATIONS OR THAT THE OBLIGATIONS OF THE DEBTOR AS RESTRUCTURED BY THE PLAN WILL BE FULLY PERFORMED IN THE FUTURE WITHOUT RISK OF FURTHER DEFAULT.

      THE APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTEE OF THE ACCURACY OR THE COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

      THIS DISCLOSURE STATEMENT AND THE PLAN ATTACHED SHOULD BE READ IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN. FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THE TERMS OF THE PLAN ARE SUMMARIZED IN THIS DISCLOSURE STATEMENT, BUT ALL SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE PLAN, WHICH CONTROLS IN CASE OF ANY INCONSISTENCY.

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         C. ANSWERS TO COMMONLY ASKED QUESTIONS.

         As part of the Trustee's effort to inform Creditors and Equity Interest Holders regarding the Plan and the Plan confirmation process, the following summary provides answers to questions which parties who receive a disclosure statement often ask.

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PLAN, WHICH CONTROLS IN CASE OF ANY INCONSISTENCY.

         1. Who is the Debtor?

         The Debtor is an independent oil and gas company engaged in the exploration and development of oil and gas properties located in Colombia, South America. The Debtor is publicly held, and its common stock was traded on the American Stock Exchange prior to its recent delisting.

         2. When did the Debtor file Bankruptcy?

         Certain unsecured creditors of the Debtor commenced an involuntary bankruptcy case when such creditors filed an involuntary petition for relief against the Debtor under Chapter 7 of the Bankruptcy Code. The petitioning creditors commenced the case by filing the involuntary petition pursuant to 11 U.S.C. ss. 303(b) on December 20, 2003. The petitioning creditors consisted of a group of holders of the Debtor's 12-1/2% senior unsecured notes which are due in 2005. On January 13, 2003, the Debtor consented to the entry of an order for relief and converted the case to a case under Chapter 11 of the Bankruptcy Code.

         3. Who is the Trustee?

         On January 14, 2003, upon motion filed by the Debtor and upon the recommendation of the U.S. Trustee, the Bankruptcy Court entered an order appointing Ben B. Floyd as Chapter 11 Trustee. The Trustee has been in possession of the assets of the business and is operating the Debtor in accordance with section 1104 of the Bankruptcy Code. The Trustee has proposed the Plan in order to resolve the claims and interests against the Debtor.

         4. What is a Chapter 11 bankruptcy?

         Chapter 11 is the principal reorganization chapter of the Bankruptcy Code that allows financially distressed businesses to reorganize their debts. A Chapter 11 case creates an estate containing all the legal and equitable interests of the debtor in property as of the date the petition is filed. When a bankruptcy case is filed, creditors are prohibited from attempting to collect debts or enforce liens against the debtor or its assets without first obtaining approval from the Bankruptcy Court.

         5. If the Plan governs how my claim is treated, what is this Disclosure Statement?

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         The Bankruptcy Code requires that a plan proponent, the Trustee in this case, solicit acceptances and rejections of a proposed plan from creditors and shareholders whose claims and interests are impaired before the plan can be confirmed by the bankruptcy court. Before a plan proponent may solicit acceptances of a plan, however, the bankruptcy court must approve a disclosure statement and determine that the disclosure statement contains information adequate to allow creditors and shareholders to make an informed judgment about the plan. The Disclosure Statement and the Plan are formally distributed after the bankruptcy court approves the disclosure statement. At that time, creditors and shareholders also receive a voting ballot with the Disclosure Statement and Plan.

         6. Has this Disclosure Statement been approved by the Bankruptcy
Court?

         Yes. On June 26, 2003, the Bankruptcy Court approved this Disclosure Statement as containing adequate information. "Adequate information" means information of a kind, and in sufficient detail, as far as is practicable considering the nature and history of the Debtor and the condition of the Debtor's books and records to enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant classes to make an informed judgment whether to vote to accept or reject the Plan. The Bankruptcy Court's approval of this Disclosure Statement does not constitute an endorsement by the Court of any of the representations contained in either the Disclosure Statement or the Plan.

         7. How do I determine how my Claim or Interest is classified?

         To determine the classification of your Claim, you must first determine the nature of that claim or interest. Under the Plan, Claims and Equity Interests are classified into a series of classes. The pertinent sections of the Disclosure Statement and Plan disclose, among other things, the members of each particular class, the size of each class, what you will receive for your Claim or Equity Interest if the Plan is confirmed, and when you will receive such consideration if the Plan is confirmed.

         8. Why is confirmation of the Plan important?

         The Bankruptcy Court's confirmation of the Plan is a condition to the Trustee's right to carry out the treatment of creditors and shareholders under the Plan including making the distributions of cash to creditors as provided in the Plan. Unless the Plan is confirmed, and any other conditions to confirmation or to the effectiveness of the Plan are satisfied, the Trustee is legally prohibited from satisfying Claims or Equity Interests as provided in the Plan.

         9. What is necessary to confirm the Plan?

         Under applicable provisions of the Bankruptcy Code, confirmation of the Plan requires, among other things, that at least one class of impaired Claims or Interests vote to accept the Plan. Acceptance by a class of claims means that at least two-thirds in the total dollar amount and more than one-half in number of the allowed claims actually voting in the class vote in favor of the Plan. Because only those claims or interests who vote on a plan will be counted for purposes of determining acceptance or rejection of a plan by an impaired class, a plan can be approved

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with the affirmative vote of members of an impaired class who own less than two-thirds in amount and one-half in number of the claims. Besides acceptance of the plan by each class of impaired creditors or interests, a bankruptcy court also must find that a plan meets a number of statutory tests before it may confirm the plan. These requirements and statutory tests generally are designed to protect the interests of holders of impaired claims or interests who do not vote to accept a plan but who will nonetheless be bound by a plan's provisions if a bankruptcy court confirms a plan. If one or more classes vote to reject a plan, the plan proponent may still request that the bankruptcy court confirm a plan under section 1129(b). To confirm a plan not accepted by all classes, the plan proponent must demonstrate that the plan does not discriminate unfairly, and is fair and equitable with respect to each class of claims or interests that is impaired under, and that has not accepted, the plan. This method of confirming a plan is commonly called a "cramdown." In addition to the statutory requirements imposed by the Bankruptcy Code, the Plan itself also provides for certain conditions that must be satisfied as conditions to confirmation.

         10. Is there a Creditors' Committee?

         Yes. Pursuant to provisions of the Bankruptcy Code, the Office of the United States Trustee appointed an Official Committee of Unsecured Creditors, which is currently comprised of six members. Counsel to the Creditors' Committee is McClain, Leppert & Maney, P.C. Attention: Dan Patchin, Esq., Two Houston Center, 909 Fannin, 40th Floor Houston, Texas, 77002. Mr. Patchin may be contacted by telephone at (713) 654-8001 or by e-mail at patchin@mcclainleppert.com.

         11. When is the deadline for returning my ballot?

         The Bankruptcy Court has directed that, to be counted for voting purposes, your ballot must be received by the Trustee by 4:30 p.m. Central time, on July 7, 2003.

         IT IS IMPORTANT THAT ALL IMPAIRED CREDITORS AND EQUITY INTEREST HOLDERS VOTE ON THE PLAN. THE TRUSTEE BELIEVES THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERY TO CREDITORS AND EQUITY INTEREST HOLDERS. THEREFORE THE TRUSTEE BELIEVES THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTEREST OF CREDITORS AND EQUITY INTEREST HOLDERS AND RECOMMENDS THAT ALL IMPAIRED CREDITORS AND EQUITY INTEREST HOLDERS VOTE TO ACCEPT THE PLAN.

                             II. OVERVIEW OF PLAN

         An overview of the Plan is set forth below. This overview is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit A to this Disclosure Statement. If the Court confirms the Plan, and in the absence of any applicable stay, and all other conditions set forth in the Plan are satisfied, the Plan will take effect on the Effective Date--i.e. on the first business day following the eleventh (11th) day following the date upon which the Confirmation

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Order is entered by the Bankruptcy Court (unless a stay of the Confirmation
Order pending appeal is granted, in which case the Effective Date will be the first business day after the stay is terminated.)

         As more fully discussed below, since the Petition Date, the Trustee and the Collateral Agent have been engaged in various disputes including the use of the Debtor's property and cash collateral that is subject to the Collateral Agent's liens, the Subsidiaries' expenditures of funds, the Collateral Agent's request to foreclose on the Debtor's assets for benefit of the Secured Lenders and certain claims and causes of action asserted by the Trustee against the Collateral Agent and the Secured Lenders.

         The Plan implements a proposed compromise and settlement between the Trustee and on behalf of the Estate and the Collateral Agent for the benefit of the Secured Lenders. The proposed compromise and settlement provides that the Secured Lenders shall have an Allowed Secured Claim in an aggregate amount equal to $45 million in principal plus accrued and accruing interest, fees and expenses, including fees and expenses of counsel. The Allowed Secured Claims of the Secured Lenders shall be paid pursuant to the terms set forth in Section
4.2 of the Plan. The Secured Lenders shall retain their existing liens and security interests in their collateral. The compromise and settlement further provides that Chesapeake, as the Collateral Agent for the benefit of the Secured Lenders, shall receive the Initial Payment in the amount of $8,750,000 to be distributed to the Secured Lenders on the Effective Date of the Plan. All Cash remaining after the Initial Payment exclusive of Cash received from proceeds held back from the sale of certain assets of the estate (the "Holdback Proceeds") described later herein or certain other assets (the "Contingent Assets") also further described herein will remain in accounts of the Debtor and the Subsidiaries and will be utilized to fund the actual expenses of the Debtor and the Subsidiaries through the Effective Date. The Trustee's good faith projection of such expenses is attached to the Plan as Exhibit A.

         On the Effective Date, Cash from the Expense Savings and the Holdback Proceeds shall be distributed to the Collateral Agent for the benefit of the Secured Lenders and the parties designated to receive distributions on behalf of various creditor constituencies ("Plan Designees") pursuant to the Expense Savings Sharing Ratio (described below) and the Holdback Proceeds Sharing Ratio (also described below), respectively. All distributions to the Plan Designees (whether made on the Effective Date or otherwise) shall be made in the order of absolute priority in accordance with the provisions of the Bankruptcy Code. Cash from the Contingent Expense Savings realized by the Reorganized Debtor after the Effective Date shall be distributed to the Collateral Agent and the Plan Designees within five (5) business days after receipt of such Cash pursuant to the Expense Savings Sharing Ratio. Additionally, Cash from the Contingent Assets shall be distributed to the Collateral Agent for the benefit of the Secured Lenders and the Plan Designees pursuant to certain ratios known as the Contingent Asset Sharing Ratios (also described below). The Plan shall constitute a motion, as permitted pursuant to section 1123(a)(5)(E) and
(b)(3)(A) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, for the approval of this compromise and settlement.

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         The Trustee shall be responsible for making the Initial Payment and the other payments to be made on the Effective Date to the other parties then entitled. Upon the payment of the Initial Payment, the payments from the Expense Savings and the Holdback Proceeds, and the other Effective Date disbursements to parties then entitled thereto, the Trustee shall be discharged from his duties and responsibilities herein. The Trustee shall then become Sole Officer of the Reorganized Debtor, having the exclusive executive authority for the Reorganized Debtor. The Reorganized Debtor shall also have an initial board of directors (the "Board") composed of (i) the Sole Officer, who shall serve as Chairman of the Board of Directors, and (ii) two directors designated by the Secured Lenders holding 66-2/3% in aggregate amount of the Chesapeake Note and the Senior Notes.

         Each executory contract and unexpired lease to which the Debtor is a party shall be deemed rejected unless the Plan expressly assumes a particular executory contract or lease or the contract or lease is assumed by the Trustee before the Effective Date.

         Under the Plan, Administrative Claims are to be paid in full on the Effective Date to the extent allowed by final or interim order of the Bankruptcy Court, or upon such other less favorable terms as the Reorganized Debtor and any such holder of such a claim may agree.

         Priority Tax Claims will be paid either in full or in quarterly payments over the six (6)-year period following assessment of the tax, together with interest thereon at the Plan Rate. The holders of Priority Tax Claims shall retain the security for their claims until paid in full. The Trustee is not aware of any Priority Tax Claims.

         The Plan provides for the payment in full of Class 1 Priority Non-Tax Claims.

         The holders of the Class 2 Allowed Secured Claims shall receive a Pro Rata Share of Cash from: (i) the Initial Payment; (ii) the Expense Savings and the Contingent Expense Savings to be distributed to the Collateral Agent pursuant to the Expense Savings Sharing Ratio; (iii) the Holdback Proceeds to be distributed to the Collateral Agent pursuant to the Holdback Proceeds Sharing Ratio; and (iv) the Contingent Assets to be distributed to the Collateral Agent pursuant to the Contingent Assets Sharing Ratio, until the Allowed Secured Claim is paid in full with accrued interest.

         The holders of Class 3 Allowed Unsecured Claims shall receive a Pro Rata Share of Cash from: (i) the Expense Savings and the Contingent Expense Savings to be distributed to the Plan Designees pursuant to the Expense Savings Sharing Ratio; (iii) the Holdback Proceeds to be distributed to the Plan Designees pursuant to the Holdback Sharing Ratio; and (iv) the Contingent Assets to be distributed to the Plan Designees pursuant to the Contingent Assets Sharing Ratios, until the Allowed Unsecured Claims are paid in full with accrued interest.

         Class 4 Equity Interests shall retain their Interests in the Reorganized Debtor. All remaining property of the Debtor's bankruptcy estate, including Cash remaining from the Contingent Assets after the payment in full of Allowed Claims with accrued interest, shall vest in the Reorganized Debtor, free and clear of all liens, claims and encumbrances, except as may be

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provided by the Plan. The Plan does not propose to modify or supplant any federal or state laws or regulations which may be applicable to the Debtor.

         After the Effective Date of the Plan, Litigation Claims shall be prosecuted or settled by the Reorganized Debtor.

         On the Effective Date of the Plan, the Debtor shall be discharged from all Claims except as otherwise provided in the Plan.

                                III. THE DEBTOR

         A. DESCRIPTION OF THE DEBTOR

         1. GENERAL. The information contained herein is derived from recent public reports made by the Debtor pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Act"), and the regulations promulgated thereunder, and from information obtained by the Trustee from discussions with the Debtor's management. The Debtor is a Houston based independent oil and gas company engaged in the exploration and development of oil and gas properties located in Colombia, South America. The Debtor is publicly held, and its common stock was traded on the American Stock Exchange prior to its recent delisting. The Debtor is a holding company, and as a result, all assets and operations of the Debtor are owned and performed by the Subsidiaries. None of the Subsidiaries are guarantors of the Debtor's liabilities, and the Debtor is not a guarantor of any Subsidiary liability. As a result, the Debtor's creditors are structurally subordinated to the creditors of the Subsidiaries.

         The Debtor was originally incorporated under the laws of British Columbia on February 3, 1995. In March 2001, the Debtor reincorporated as a Cayman Islands company.

         2. PRINCIPAL ASSETS. The Debtor's principal assets are the shares of the Subsidiaries. The following table sets forth the Subsidiaries, all of which are wholly owned by the Debtor:

    SUBSIDIARY                                COUNTRY/STATE     ACTIVE/DORMANT
    ----------                                -------------     --------------
    SSPC                                      Cayman Islands    Active

    GHK Colombia                              Oklahoma          Active

    Petrolinson                               Panama            Active

    Seven Seas Petroleum USA. Inc.            Delaware          Active(1)

    Seven Seas Petroleum Holdings, Inc.       Cayman Islands    Dormant

    Seven Seas Resources Australia Inc.       British Colombia  Dormant

    Seven Seas Petroleum Turkey Inc.          British Colombia  Dormant

--------

(1) Seven Seas Petroleum USA, Inc. is the employer of all U.S. corporate employees of the Debtor.

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    Seven Seas Resources Australia Inc.       Cayman Islands    Dormant

    Seven Seas Petroleum PNG Inc.             Cayman Islands    Dormant

    Seven Seas Petroleum Argentina Inc.       Cayman Islands    Dormant

    Seven Seas Petroleum Mediterranean Inc.   Cayman Islands    Dormant

    Seven Seas Petroleum Turkey               Cayman Islands    Dormant

    Guaduas Pipeline Company                  Cayman Islands    Dormant

         As of the Petition Date, the Operating Subsidiaries owned (i) a 57.7% working interest in the Dindal and Rio Seco association contracts that cover the Guaduas Oil Field, (ii) 57.7% of the Guaduas-La Dorada Pipeline, (iii) the Deep Dindal prospect, (iv) the Rosablanca association contract, and (v) Colombian tax attributes.

                  a. DINDAL AND RIO SECO ASSOCIATION CONTRACTS - GUADUAS OIL FIELD. As of the Petition Date, the Operating Subsidiaries owned a 57.7% working interest in the Dindal and Rio Seco association contracts that covered the Guaduas Oil Field. The other interest owners were Cimarrona LLC (9.4%), an Oklahoma independent oil and gas company, and Sipetrol (32.9%). As of June 30, 2002, Ryder Scott Company Petroleum Consultants ("Ryder Scott") estimated that the Operating Subsidiaries' net proved oil reserves attributable to the delineation of 7,445 acres of the Guaduas Oil Field were 16.3 million barrels with an SEC net present value (discounted continually over the expected life of the production at 10% per annum) of $136.3 million.

                  The Operating Subsidiaries' 57.7% working interest in the Dindal and Rio Seco association contracts was divided as follows:

                  o        SSPC - a 40.8% working interest;

                  o        Petrolinson - a 6% working interest; and

                  o        GHK Colombia - a 10.9% working interest.

                  GHK Colombia served as the operator of the Guaduas Oil Field, pursuant to the terms of operating agreements between the Debtor, the Operating Subsidiaries, Cimarrona and Sipetrol. The Debtor and its Operating Subsidiaries suspended all participation in its development-drilling program at the beginning of the third quarter 2002.

                  b. PRODUCTION FACILITIES AND GATHERING PIPELINE SYSTEMS FOR THE GUADUAS OIL FIELD. As of the Petition Date, the Operating Subsidiaries also owned 57.7% of the Guaduas-La Dorada Pipeline. The 40-mile Guaduas-La Dorada pipeline connects the Guaduas Oil Field to international oil markets via Colombia's existing pipeline infrastructure. Additionally, the Debtor and the Operating Subsidiaries constructed a production facility next to the surface location of the Tres Pasos 1-E well that included a heater treater, production separators, generators, a gas scrubber, booster and shipping

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         pumps for pipeline production and other production related equipment.
         The Operating Subsidiaries had storage capacity of 20,000 barrels of oil at this facility and another 5,000 at the La Dorada station. A truck loading facility that was completed in early 2000 and used before the pipeline was completed served as a back up to the pipeline system.

                  c. THE ESCUELA 2. The Escuela 2 well was commenced in December 2001. The target depth of the well was approximately 18,000 feet at an estimated dry hole cost of $15 million. It was initially estimated that it would take approximately five (5) months to drill the well. Due to various mechanical and geological problems, the well was ultimately drilled to the total depth of 20,250 feet in the Lower Cretaceous Utica Sandstone and penetrated 1,100 feet of gross reservoir thickness (18,800' to 19,900') at an estimated total cost to date of approximately $24.3 million.

                  The Debtor believes the well may produce hydrocarbons from the penetrated formation described. Based upon their own petrophysical analysis, NuTech Energy Alliance, Houston, and Schlumberger Oil Field Services, indicated to the Debtor in September 2002, that the well should be productive and recommended that it be tested. At the present time the Debtor estimates that it would cost approximately $3.8 million to conduct a test of the well. Because of the Debtor's financial circumstances, the well has not been tested. Nevertheless, the Debtor has had serious indications of interest for testing the well from several companies operating in Colombia. Discussions have indicated interest in (i) testing the well in exchange for a percentage interest in the Deep Dindal association contract and a transfer of the Operating Subsidiaries' Colombian tax attributes, and
         (ii) providing services related to the testing of the well to be paid solely out of production from the well.

                  d. COLOMBIAN TAX ATTRIBUTES. The Operating Subsidiaries' have approximately $55 million in potential net operating losses for Colombian income tax purposes. Colombian tax experts have advised the Debtor that these tax attributes can be sold. The Debtor has initiated discussions with companies concerning a possible sale or farm-out of the Operating Subsidiaries' interest in the Deep Dindal association contract and the related Columbian tax attributes.

                  e. OPERATING SUBSIDIARIES' CASH. The Operating Subsidiaries currently have Cash on deposit with a domestic bank totaling approximately $12,856,168.47, and approximately $416,000 with a Colombian bank. The Operating Subsidiaries' Cash on deposit with a domestic bank includes the sum of $3,090,389 which was derived from the resolution of all issues related to the Sipetrol Holdback.

         B. HISTORY OF OUTSTANDING DEBT STRUCTURE

                  a. $110 MILLION DEBT ISSUE HELD BY THE UNSECURED NOTEHOLDERS. On May 7, 1998, the Debtor issued $110 million aggregate principal amount of its 12 1/2% Series A Unsecured Notes due 2005. These notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. On September 23, 1998, the Debtor completed the exchange of these notes for the "Unsecured Notes. The terms of the Unsecured Notes are governed by the Unsecured Indenture and are substantially identical in all respects to the terms of the original notes.

                  On December 16, 2002, the Debtor announced that it was in default under the Unsecured Notes due to a failure to make the $6.9 million semiannual interest payment on November 15, 2002.

                  b. $45 MILLION DEBT ISSUE HELD BY THE SECURED LENDERS. On July 23, 2001, Chesapeake purchased Chesapeake Note with detachable warrants to purchase 12,619,500 shares of the Debtor's common stock at approximately $1.78 per share. The Chesapeake Note bears interest at 12% per annum, compounded quarterly, and interest accrues for the first two years. Accrued interest is due at maturity on November 7, 2004. Also on July 23, 2001, a group of qualified investors led by Robert A. Hefner III, the Debtor's former Chairman and Chief Executive Officer, purchased $22.5 million of Series B senior secured notes ("Series B Notes"). Mr. Hefner purchased $15 million of these notes, and two of the Debtor's independent directors participated as well. A limited liability company controlled by the parents of a third independent director also participated.

                  Because of Mr. Hefner's participation in the Series B Notes offering, the Debtor's board of directors decided that the Debtor should offer all of the Debtor's shareholders the right to participate under the same terms. The Debtor offered the Debtor's non-Canadian shareholders of record as of October 8, 2001, in the form of a shareholder rights offering ("Rights Offering"), the Senior Notes with detachable warrants to purchase 12,619,500 shares at approximately $1.78 per share. Shareholders purchased approximately $2 million of the Senior Notes with warrants to purchase approximately 1.1 million shares at an exercise price of approximately $1.78. The approximately $2 million in proceeds from the Rights Offering were used to redeem a portion of the Series B Notes sold to Mr. Hefner and the qualified investors. The remaining Senior Notes were exchanged for the remaining Series B Notes owned by Mr. Hefner and the other qualified investors.

                  As a condition to Chesapeake participating in the $45 million financing, the Debtor agreed to secure payment of the Chesapeake Note and the Senior Notes (collectively, the "Secured Notes") by pledging to Chesapeake, as Collateral Agent for itself and the Secured Indenture Trustee as trustee under the Secured Indenture, all of its assets. Chesapeake's obligations as Collateral Agent are set forth in that certain Security Agreement dated as of July 23, 2001 by and between the Debtor and Chesapeake, and that certain Collateral Sharing and Agency Agreement dated as of July 24, 2001 by and between Chesapeake and the Secured Indenture Trustee.

                  The collateral includes the Debtor's right, title and interest in and to all of the capital stock and equity of the Subsidiaries and all dividends, distributions, proceeds and products thereof or therefrom. The collateral consisting of the Subsidiary stock was secured by execution of Legal Mortgages Over Shares in favor of the Collateral Agent, and such stock was reissued in the name of the Collateral Agent. In addition, the Debtor executed deposit control agreements whereby, in the case of default under the Secured Notes, Chesapeake would obtain exclusive control over all of the bank accounts of the Debtor and its Subsidiaries. Chesapeake also filed UCC-1s in Texas, Oklahoma and Washington D.C., relating to the Debtor's assets located in the United States.

                  The Debtor entered into the Limited Consent and Second Amendment to Note Purchase and Loan Agreement with Chesapeake effective October 30, 2002 (the "October Amendment"). The October Amendment essentially did the following:

         o Chesapeake consented to the Debtor not making the October interest escrow deposit or any further interest escrow deposits and amended the Chesapeake Note Purchase and Loan Agreement to eliminate this requirement.

         o Terminated the existing escrow account with approximately $4.6 million escrowed in the account and disbursed these funds to the Secured Lenders.

         o GHK Colombia was required to take actions to suspend the operations of the Escuela 2.

         o The Debtor provided a budget to the Collateral Agent which was approved by the Collateral Agent, and prohibited disbursements from the Debtor's accounts which were not included in this approved budget. The budget was generally limited to funding the basic operations of the Operating Subsidiaries with respect to the shallow Guaduas Oil Field, suspending operations of the Escuela 2, general corporate overhead and similar matters.

                  On November 15, 2002, the Debtor failed to make the semi-annual interest payment on the Unsecured Notes. Under the terms of the Unsecured Notes, the Debtor had thirty (30) days to make this payment, however, under the terms of the Chesapeake Note Purchase and Loan Agreement, the Debtor would be in default after a twenty (20) day cure period. On December 13, 2002, Chesapeake declared default under the Chesapeake Note Purchase and Loan Agreement. In connection with this default the Collateral Agent exercised its rights to take control of all of the Debtor's operating accounts which had been pledged to the Collateral Agent for the benefit of the Secured Lenders. As a result, the banks were instructed to not allow any amounts to be paid from the Debtor's accounts without the Collateral Agent's prior approval.

         C. AGREEMENT WITH SIPETROL - ENGAGEMENT OF CIBC AND BIDDING PROCESS

                  On the basis of the December 31, 2001 estimate of proven reserves and future production, the Debtor anticipated that the Guaduas Oil Field would be producing between 18,000 to 25,000 barrels of oil per day by the end of 2002. To the contrary, production declined from a high of just over 12,000 barrels of oil per day to approximately 6,800 barrels of oil per day by the end of June 2002 and the Debtor's independent petroleum engineers, Ryder Scott, reduced the proven reserves by approximately 66%, from 47.6 million barrels of oil in the December 31, 2001 reserve report, to 16.3 million barrels of oil as of June 30, 2002, a reduction of 31.3 million barrels of oil. As a result of the unexpected decline in production and estimated proved oil reserves, the Debtor had to address the issue of how it was going to satisfy its obligation to the Secured Lenders and the holders of the Unsecured Notes.

                  After conferring with the Collateral Agent, the Debtor engaged CIBC World Markets ("CIBC") in September 2002, to provided financial advice and commence an auction process to sell the Operating Subsidiaries' producing interests in the Guaduas Oil Field. CIBC conducted an auction process to sell these producing interests. Data rooms were established in Bogota, Colombia and Houston. CIBC solicited fifty companies to bid on the properties. Nine companies went through the data rooms and bids were received from several prospective buyers in mid-November 2002.

                  On December 14, 2002, the Debtor announced that the Operating Subsidiaries had entered into a contract (the "Sipetrol Agreement") with Sipetrol for the sale of the Operating Subsidiaries' interest in the shallow Guaduas Oil Field, including the Guaduas-La Dorada Pipeline, effective as of 7:00 a.m., Bogota time, on December 13, 2002, for $20 million, subject to certain adjustments and taxes.

         D. EVENTS LEADING TO BANKRUPTCY

                  Certain holders of the Unsecured Notes commenced an involuntary bankruptcy case when such creditors filed an involuntary petition for relief against the Debtor under Chapter 7 of the Bankruptcy Code. The petitioning creditors commenced the case by filing the involuntary petition pursuant to 11 U.S.C. ss. 303(b) on the Petition Date.

                  On December 31, 2002, R. Randolph Devening, Brian F. Egolf, Gary F. Fuller, Robert A. Hefner, III and Dr. James R. Schlesinger resigned from the Debtor's board of directors, leaving Larry A. Ray as the sole director of the Debtor.

                  On January 13, 2003, the Debtor consented to the entry of an order for relief and converted the case to a case under Chapter 11 of the Bankruptcy Code.

         E. DEBTOR'S FINANCIAL INFORMATION

                  The Trustee has filed monthly operating reports for the period of January 2003 through April 2003 with the Bankruptcy Court. The Trustee's reports were prepared using the cash receipts and disbursements that are known to have occurred. The reports are available for inspection at the office of the Clerk of the Court.

                  The Debtor's tax filings with the Internal Revenue Service are current through the tax year 2001. The Trustee's professionals, however, did not prepare these returns and the Trustee makes no representation regarding their accuracy. The returns were prepared by the Debtor's former accountants.

         F. DEBTOR'S ASSETS.

                  The Trustee filed the Debtor's Schedules of Assets and Liabilities ("Schedules") with the Bankruptcy Court on March 6, 2003. The Schedules were prepared by the accountants for the Trustee using the books and records of the Debtor. No subsequent amendments of the Schedules have been filed.

                  In addition to the Debtor's interest in the Subsidiaries, the Debtor's assets consist of current balances of Cash in the approximate amount of $2,632,012.82, intercompany receivables from the Subsidiaries in an undetermined amount, and office equipment, furnishings and supplies with an estimated value of $8,000.00.

         G. LIABILITIES AND CLAIMS AGAINST THE DEBTOR.

                  The Schedules contain a detailed listing of creditors, together with the estimated amount of Claims. The Trustee cannot guarantee, absent the completion of the claims review process, with any certainty that the summary of the liabilities which follows is either accurate or complete. A listing, or in certain cases, a summary estimate of the Claims in each class under the Plan is set forth below in connection with the description of the treatment of those Claims under the Plan.

         H. SIGNIFICANT EVENTS DURING THE BANKRUPTCY CASE

                  1. Appointment of Chapter 11 Trustee

                  On January 14, 2003, upon motion filed by the Debtor and upon the recommendation of the U.S. Trustee, the Bankruptcy Court entered an order appointing Ben B. Floyd as Chapter 11 Trustee. The Trustee has been in possession of the assets of the business and is operating the Debtor in accordance with section 1104 of the Bankruptcy Code.

                  2. APPOINTMENT OF THE COMMITTEE

                  On February 4, 2003, the Office of the United States Trustee appointed the Committee, which is currently comprised of six members. The members of the Committee consist of ML CBO IV (Cayman) Ltd., Pamco Cayman Ltd., Pam Capital Funding, LP, FamCo Value Income Partners, L.P., Simplon Partners, L.P., and S.P. Offshore Limited.

                  3. INTERIM USE OF CASH COLLATERAL

                  On January 13, 2003, the Debtor filed its Emergency Motion for Authority to Use Cash Collateral, to Pay Ordinary Expenses of Operating Subsidiaries, to Maintain Existing Bank Accounts and to Grant Adequate Protection (the "Cash Collateral Motion"). On January 14, 2003, the Court entered its Agreed Order Authorizing Use of Cash Collateral, Payment of Ordinary Expenses of Operating Subsidiaries, Maintenance of Existing Bank

         Accounts and Granting of Adequate Protection which authorized interim use of cash collateral pursuant to an agreed upon budget through January 31, 2003 (the "First Interim Cash Collateral Order"). A final hearing on the Cash Collateral Motion was scheduled on February 3, 2003.

                  On February 3, 2003, the Court entered its Second Agreed Order Authorizing Use of Cash Collateral, Payment of Ordinary Expenses of Operating Subsidiaries, Maintenance of Existing Bank Accounts and Granting of Adequate Protection which authorized interim use of cash collateral pursuant to an agreed upon budget through January 31, 2003 (the "Second Interim Cash Collateral Order"). A final hearing on the Cash Collateral Motion was rescheduled to February 14, 2003. The First Interim Cash Collateral Order and the Second Interim Cash Collateral Order contained carveouts for estate professionals.

                  On February 14, 2003, the Court conducted a final hearing on the Cash Collateral Motion. After the commencement of the hearing, the Trustee and the Collateral Agent announced that an agreement had been reached and that a final agreed order would be submitted to the Court by February 18, 2003. However, the Trustee and the Collateral Agent were unable to resolve certain disputes that arose in connection with the final agreed cash collateral order. On February 19, 2003, the Court conducted a status conference in connection with the Cash Collateral Motion, wherein the Court reset the final hearing on the Cash Collateral Motion on February 24, 2003. The final hearing on the Cash Collateral Motion was subsequently reset on March 17, 2003 wherein the Cash Collateral Motion was withdrawn by the Trustee due to the inability of the Trustee and the Collateral Agent to reach an agreement on the form of the final agreed cash collateral order.

                  Since the expiration of the Second Interim Cash Collateral Order, the Collateral Agent has provided its written consent to budgets submitted by the Debtor for the expenditures of the Debtor and the Subsidiaries. The Collateral Agent, however, has refused to consent to the payment of most of the fees and expenses incurred by estate professionals since the expiration of the Second Interim Cash Collateral Order.

                  4. TRUSTEE'S AUTHORIZATION TO CONSENT TO THE SALE OF THE OPERATING SUBSIDIARIES' INTEREST IN THE SHALLOW GUADUAS OIL FIELD AND THE GUADUAS-LA DORADA PIPELINE

                  By Order of the Bankruptcy Court entered on February 3, 2003, the Trustee was authorized to consent to, and to take all appropriate actions to effectuate the sale of, the Operating Subsidiaries' interest in the shallow Guaduas Oil Field and the Guaduas-La-Dorada Pipeline pursuant to the terms of the Sipetrol Areement. The purchase price paid by Sipetrol under the Sipetrol Agreement was approximately $20 million subject to certain adjustments and taxes. Additionally, the Sipetrol Agreement provided that the Sipetrol Holdback would be placed in escrow to be distributed upon the resolution of all purchase price adjustments.

                  5. CHESAPEAKE'S LIFT STAY MOTION

                  On January 29, 2003, Chesapeake, as Collateral Agent on its behalf and for the benefit of the Secured Lenders, filed a Motion for Relief from Stay (the "Stay Motion"), requesting that the Court grant relief from the automatic stay to allow the Collateral Agent and the Secured Lenders to pursue their rights and remedies with respect to their collateral held by the Debtor's Estate. The Stay Motion was set by the Court for a preliminary hearing on February 14, 2003. On February 14, 2003, the Stay Motion was then set for final hearing by the Court for April 7, 2003. On April 3, 2003, the final hearing on the Stay Motion was continued until May 12, 2003. On May 12, 2003, the final hearing on the Stay Motion was continued until July 21, 2003.

                  6. APPROVAL OF KEY EMPLOYEE RETENTION PLANS

                  On January 24, 2003, the Trustee filed his Expedited Motion to Approve Key Employee Retention Plan which sought approval of an employee retention plan (the "First Retention Plan") covering seven
         (7) of the Debtor's key employees. The First Retention Plan generally provided that each key employee would earn an allocated retention payment (ranging from 17% to 50% of annualized compensation plus compensation for earned vacation and personal time) if: (i) the key employee was still employed by the Debtor on May 31, 2003; or (ii) the key employee was terminated by the Trustee or the Debtor, without cause, prior to May 31, 2003. By Order dated February 3, 2003, the Court approved the First Retention Plan.

                  On May 23, 2003, the Trustee filed his Expedited Motion to Approve Second Key Employee Retention Plan which sought approval of an additional retention plan (the "Second Retention Plan") covering five
         (5) of the Debtor's key employees for transition periods beyond the May 31, 2003 expiration of the First Retention Plan. Generally, the Second Retention Plan provides that the key employees will retain their current compensation/benefits plus share in certain success fees based on a successful farmout of the Esceula 2 and the sale of the Columbian tax attributes for in excess of a threshold level. By Order dated June 2, 2003, the Court approved the Second Retention Plan.

                  7. APPROVAL OF MOTION FOR AUTHORIZATION TO ADOPT AND IMPLEMENT MODIFIED REPORTING PROCEDURE FOR
                      COMPLIANCE WITH DISCLOSURE REQUIREMENTS UNDER SECURITIES EXCHANGE ACT OF 1934

                  On March 17, 2003, the Court entered its Agreed Order Resolving Trustee's Expedited Motion for Authorization to Adopt and Implement Modified Reporting Procedure for Compliance with Disclosure Requirements under Securities Exchange Act of 1934 which generally authorized the Trustee to file with the SEC, under cover of Form 8-K, copies of the monthly operating reports that the Trustee is required to file with the Bankruptcy Court.

                  8. APPROVAL OF ANDREWS & KURTH'S CONTINGENT FEE AGREEMENT

                  On March 24, 2003, the Court entered its Order Approving the Trustee's Motion for Order Approving Fee Agreement with Respect to Certain Litigation Matters. The Order authorized the retention of Andrews & Kurth, L.L.P. under a contingent fee agreement to: (i) analyze, institute and prosecute causes of action that are property of the estate and (ii) review, evaluate, and, where appropriate, institute and prosecute actions to avoid security interests and liens asserted against the Debtor's property. The contingent fee agreement provided that A&K would receive thirty-eight percent (38%) of the gross value of any recovery from or in connection with any claim.

                  9. THE TRUSTEE'S COMPLAINT AGAINST THE SECURED LENDERS

                  On March 31, 2003, the Trustee filed his Original Complaint against the Collateral Agent, the Secured Indenture Trustee and the Secured Lenders under Adv. No. 03-3532 and styled Ben B. Floyd, Chapter 11 Trustee for Seven Seas Petroleum, Inc. v. Chesapeake Energy Corp., et al. (the "Chesapeake Adversary") which asserted various causes of action including tortious interference, recharacterization, equitable subordination, interference with and/or breach of fiduciary duties, turnover of funds, preferential transfer and fraudulent transfer. The Original Complaint has not been served on any of the Secured Lenders other than Chesapeake.

                            IV. SUMMARY OF THE PLAN

         The following is a summary of the Plan and the treatment to be provided to Creditors under the respective Classes of Claims. The Plan is attached as Exhibit A and should be reviewed carefully because the terms of the Plan control to the extent there is any discrepancy between the summary description provided in this Disclosure Statement and the Plan.

         A. CLASSIFICATION (OR GROUPING) AND TREATMENT OF CLAIMS.

                  1. UNCLASSIFIED ADMINISTRATIVE EXPENSE CLAIMS

                  Administrative Claims against the Debtor that are or become Allowed Claims are not impaired. On the Effective Date, each Administrative Claim allowed by interim or final order of the Bankruptcy Court shall be paid in full in Cash, after netting (with permission of the Bankruptcy Court) the amount of any cash retainers held by the holder of such Claim, or upon such other less favorable terms as may be agreed upon in writing by and between the holder of such Claim and the Reorganized Debtor. Any Administrative Claims that are not Allowed as of the Effective Date shall be paid in Cash in full upon Allowance by the Reorganized Debtor. The distributions to Allowed Administrative Claims shall only be made from Cash reserved by the Debtor for the payment of the Debtor's expenses as of the Effective Date, and thereafter from funds designated and available for Plan Designees.

                  Any and all requests for allowance of an Administrative Claim must be filed with the Bankruptcy Court within sixty (60) days following the Effective Date. Any Administrative

Claims not filed within such time period will be forever barred and will not be entitled to receive any distribution or payment under the Plan.

         The following table reflects the parties who hold administrative claims and the estimated amount of such claims as of June 6, 2003.

------------------------------------------------------------------------ ------------------------------
CLAIMANT                                                                      ESTIMATED AMOUNT
------------------------------------------------------------------------ ------------------------------
Andrews & Kurth, L.L.P. - Petitioning Creditor Claim                               $87,144.67
------------------------------------------------------------------------ ------------------------------
Andrews & Kurth, L.L.P. - Trustee's Special Counsel (unpaid hourly)               $280,000.00(2)
------------------------------------------------------------------------ ------------------------------
Floyd,  Isgur,  Rios & Wahrlich,  P.C. - Trustee's  General                       $130,000.00
Bankruptcy Counsel
------------------------------------------------------------------------ ------------------------------
Ben B. Floyd, Trustee - Trustee's Commission                                      $300,000.00(3)
------------------------------------------------------------------------ ------------------------------
Fulbright & Jaworski - Trustee's Special Transactional Counsel                     $82,000.00
------------------------------------------------------------------------ ------------------------------
McClain, Leppert & Maney, P.C. - Committee Counsel                                 $52,000.00
------------------------------------------------------------------------ ------------------------------
Smith & Henault. P.C. - Accountant for Trustee                                     $37,500.00
------------------------------------------------------------------------ ------------------------------
U.S. Trustee - Quarterly Fees                                                         Unknown
------------------------------------------------------------------------ ------------------------------

                  2. UNCLASSIFIED PRIORITY TAX CLAIMS

                  Priority Tax Claims against the Debtor that are or become Allowed Claims are not impaired. Beginning on the first day of the calendar quarter next following the later to occur of the Effective Date or the date on which the Claim becomes Allowed, the Reorganized Debtor will commence the payment of quarterly installments in satisfaction of the Allowed Priority Tax Claims. (At the option of the Reorganized Debtor, the payment may be made in full on such date.) Those payments, which will include interest thereon at the Plan Rate (accrued from and after the Effective Date), will be made over a period ending on the sixth anniversary of the date of assessment of the subject tax. However, to the extent the property related to such claim has been transferred to, or such claim has been assumed by another party, the holder of such claim shall look solely to that party for payment and shall receive nothing from the Debtor, the Reorganized Debtor or the Estate. The distributions to Allowed Priority Tax Claims shall only be made from Cash reserved by the Debtor for the payment of the Debtor's expenses as of the Effective Date, and thereafter from funds designated and available for Plan Designees.

--------
(2) Includes only hourly fees and expenses on matters unrelated to A&K's contingent fee agreement. Under the terms of the Chesapeake Agreement, A&K will also receive an initial payment on its contingent fee of $250,000 on the Effective Date, plus additional sums thereafter as provided in the Chesapeake Agreement.

(3) Includes only amount to be paid on the Effective Date pursuant to the Chesapeake Agreement. This amount does not include compensation for serving as the sole officer of the Reorganized Debtor after the Effective Date.

                  The Trustee is presently not aware of any Priority Tax Claims against the Debtor.

                  3. CLASS 1 (PRIORITY NON-TAX CLAIMS)

                  Priority Non-Tax Claims against the Debtor that are or become Allowed Claims are not impaired. On the Effective Date, each Allowed Priority Non-Tax Claim shall be paid in full in Cash, or upon such other terms as may be agreed upon in writing by and between the holder of such Claim and the Reorganized Debtor. Any Priority Non-Tax Claims that are not Allowed as of the Effective Date shall be paid in Cash in full upon Allowance by the Reorganized Debtor. The distributions to Allowed Priority Non-Tax Claims shall only be made from Cash reserved by the Debtor for the payment of the Debtor's expenses as of the Effective Date, and thereafter from funds designated and available for Plan Designees.

                  The aggregate amount of Priority Non-Tax Claims reflected on the Schedules and the proofs of claims filed in the Debtor's case is approximately $92,658.97.

                  4. CLASS 2 (ALLOWED SECURED CLAIMS)

                  Class 2 shall be comprised solely of the Allowed Secured Claims of the Collateral Agent and the Secured Lenders which shall be Allowed in their full amount of $45 million in principal plus accrued and accruing interest, fees and expenses, including fees and expenses of counsel, but paid pursuant to the following terms. The Class 2 Allowed Secured Claims are impaired. On the Effective Date, the holders of the Class 2 Allowed Secured Claims shall receive a Pro Rata Share of Cash from (i) the Initial Payment;
(ii) the Expense Saving to be distributed pursuant to the Expense Savings Sharing Ratio; and (iii) the Holdback Proceeds to be distributed pursuant to the Holdback Proceeds Sharing Ratio, all of which distributions shall be made by the Debtor to the Collateral Agent.

                  Additionally, within five (5) business days after receipt of such Cash by the Reorganized Debtor, the holders of the Class 2 Allowed Secured Claims shall receive a Pro Rata Share of Cash from the Contingent Expense Savings to be distributed pursuant to the Expense Savings Sharing Ratio, until the Allowed Secured Claims (including interest at the contractual, nondefault rate of 12% per annum compounded quarterly, which accrual shall only be determined and paid as part of the Allowed Secured Claim in the event funds for payment thereof become available) are paid in full. Distributions of Cash from the Contingent Expense Savings shall be made by the Reorganized Debtor to the Collateral Agent.

                  Within five (5) business days after receipt of such Cash by the Reorganized Debtor, the holders of the Class 2 Allowed Secured Claims shall also receive a Pro Rata Share of Cash from the Contingent Assets to be distributed pursuant to the applicable Contingent Assets Sharing Ratios, until the Allowed Secured Claims (including interest at the contractual, nondefault rate of 12% per annum compounded quarterly, which accrual shall only be determined and paid as part of the Allowed Secured Claim in the event funds for payment thereof become available) are paid in full. Distributions of Cash from the Contingent Assets shall be made to the Collateral Agent.

                  Distributions received by the Collateral Agent will be distributed to the Secured Lenders in accordance with the terms of the Collateral Sharing and Agency Agreement. Distributions to the holders of the Senior Notes will be diluted to the extent of their Specified Percentage of the fees and expenses incurred by the Collateral Agent under the Collateral Sharing and Agency Agreement and the fees and expenses incurred by the Secured Indenture Trustee under the Secured Indenture and in connection with the Case, including the fees and expenses of its counsel, pursuant to the terms of the Secured Indenture, the Secured Indenture Trustee's lien on distributions and applicable law.

                  Holders of the Class 2 Allowed Secured Claims shall not receive any distributions as Class 3 Unsecured Claimants. As a result of the foregoing, the Allowed Secured Claims of the Secured Lenders will not be reduced or subject to other action in favor of the Trustee, the Estate, the Subsidiaries, the Committee or any Creditor of the Debtor or the Subsidiaries. The amounts designated as payable to the Secured Lenders or the Collateral Agent shall only be paid in accordance with Section 4.2 of the Plan and may not be used to pay any Plan Designee or other Claims. Any warrants to purchase common stock of the Debtor held by any of the Secured Lenders shall be treated as Class 3 Equity Interests.

                  5. CLASS 3 (UNSECURED CLAIMS)

                  Class 3 consists of all Unsecured Claims against the Debtor that are or become Allowed Claims. Class 3 Claims are impaired under the Plan. On the earlier of: (ii) the Effective Date; or (ii) within five (5) business days after receipt of such Cash by the Reorganized Debtor, the holders of the Class 3 Allowed Unsecured Claims shall receive a Pro Rata Share of Cash from:
(i) the Expense Savings and the Contingent Expense Savings to be distributed pursuant to the Expense Savings Sharing Ratio; and (ii) the Holdback Proceeds to be distributed pursuant to the Holdback Proceeds Sharing Ratio, until the Allowed Unsecured Claims (including interest at the contractual, nondefault rate, which accrual shall only be determined and paid as part of the Allowed Unsecured Claim in the event funds for payment thereof become available) are paid in full. Distributions of Cash from the Expense Savings and the Contingent Expense Savings shall be made to the Plan Designees.

                  Additionally, within five (5) business days after receipt of such Cash by the Reorganized Debtor, the holders of the Class 3 Allowed Unsecured Claims shall receive a Pro Rata Share of Cash from the Contingent Assets to be distributed pursuant to the Contingent Assets Sharing Ratios, until the Allowed Unsecured Claims (including interest at the contractual, nondefault rate, which accrual shall only be determined and paid as part of the Allowed Unsecured Claim in the event funds for payment thereof become available) are paid in full. Distributions of Cash from the Contingent Assets shall be made to the Plan Designees. The aggregate amount of General Unsecured Claims reflected on the Schedules and the proofs of claim filed in the Debtor's case is approximately $120,000,000.

                  The Unsecured Indenture Trustee, as trustee for the Unsecured Noteholders, will be deemed to have an Allowed Unsecured Class 3 Claim of $118,216,400.56 as of the Petition Date. If holders of Allowed Class 3 Claims become entitled to post-petition interest, cost and attorneys fees, then the Unsecured Noteholders shall also be allowed such post-petition interest, cost and attorneys fees, with any post-petition interest on the Unsecured Notes calculated at the contract amount of 12.5% per annum. The Trustee and the Unsecured Indenture Trustee each reserve the right to object to any proof of claim filed by or on behalf of an Unsecured Noteholders (except for the proof of claim filed by the Unsecured Indenture Trustee on May 16, 2003) if the Claim asserted therein, in whole or in part, duplicates the Claim asserted by the Unsecured Indenture Trustee, provided that no such objection shall impair or delay any distribution the claimant is entitled to receive from the Unsecured Indenture Trustee. On the Effective Date, except as otherwise provided for herein, (i) the Unsecured Notes shall be canceled, and (ii) the obligations of the Debtor under the Unsecured Indenture shall be discharged; provided however that the foregoing shall not effect the right of the Unsecured Indenture Trustee to (a) receive and make the distributions to be made on account of Class 3 Claims of the Unsecured Noteholders as provided in the Plan, and (b) permit the Unsecured Indenture Trustee to maintain all rights and liens it has for fees, costs and expenses under the Unsecured Indenture, provided however, that such fees, costs and expenses are approved by the Bankruptcy Court as reasonable.

                  Distributions for the benefit of the Unsecured Noteholders shall be made to the Unsecured Indenture Trustee, who in turn shall make distributions to the Unsecured Noteholders in accordance with the terms of the Unsecured Indenture. Additionally, distributions to the Unsecured Noteholders will be diluted to the extent of the Unsecured Indenture Trustee's fees and expenses incurred under the Unsecured Indenture and in connection with the Case, including the fees and expenses of its counsel, pursuant to the terms of the Unsecured Indenture, the Unsecured Indenture Trustee's lien on distributions and applicable law.

                  6. CLASS 4 (EQUITY INTERESTS)

                  Class 4 consists of all Equity Interests in the Debtor that are or become Allowed Equity Interests. The holders of Class 4 Equity Interests are impaired under the Plan. The holders of Equity Interests in the Debtor shall retain their ownership interests in the Reorganized Debtor, together with all entitlements related thereto, subject to the provisions for post-confirmation corporate governance described further herein, only to the extent that all Allowed Claims are paid in full. The distributions to holders of Equity Interests shall only be made from funds designated and available for Plan Designees.

                  The Committee contends that the Plan allows holders of Equity Interests to retain their Equity Interests although the value of the property that unsecured creditors will receive as of the Effective Date is less than 100% of the amount owed to the unsecured creditors. The Committee believes that this feature of the Plan is unfair to unsecured creditors and violates the "absolute priority rule" contained in 11 U.S.C. ss. 1129(b)(2)(B).

         B. PROPOSED SETTLEMENT AND COMPROMISE WITH COLLATERAL AGENT AND SECURED LENDERS

         1. PLAN AS A MOTION TO COMPROMISE

                  The Plan shall constitute a motion, as permitted pursuant to section 1123(a)(5)(E) and (b)(3)(A) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, for the approval of a proposed compromise and settlement among the Collateral Agent and the Secured Lenders, on the one hand, and the Trustee on behalf of the Estate and the Subsidiaries, on the other hand.

         2. TERMS OF COMPROMISE AND SETTLEMENT

The terms of the compromise and settlement are as follows:

                  a. INITIAL PAYMENT: The Collateral Agent shall receive for the benefit of the Secured Lenders the Initial Payment from the Estate in the amount of $8,750,000 on the Effective Date;

                  b. ALLOWED SECURED CLAIMS: The Secured Lenders shall have an allowed secured claims (the "Allowed Secured Claims") in an aggregate amount of $45.0 million in principal plus accrued and accruing interest, fees and expenses including fees and expenses of counsel. The Secured Lenders shall retain their existing liens and security interests in their Collateral to secure the Allowed Secured Claims together with all rights and provisions of the documents covered by the Collateral Sharing and Agency Agreement or currently securing the obligations to the Secured Lenders. The Allowed Secured Claims of the Secured Lenders shall not be subject to objection, subordination, setoff, recoupment or avoidance.

                  c. DISTRIBUTIONS TO CHESAPEAKE: The Initial Payment and all other distributions received by the Collateral Agent shall be applied pro rata to the Secured Lenders' Allowed Secured Claims. No provision of the Plan shall ever be construed to provide for payments that exceed the amount of the Secured Lenders' Allowed Secured Claim, plus accrued interest as proved in Section 4.2 of the Plan.

                  d. EXPENSES: All Cash remaining after the Initial Payment (exclusive of cash received from the Holdback Proceeds or the Contingent Assets) will remain in accounts of the Debtor and the Subsidiaries and will be utilized to fund the actual expenses of the Debtor and the Subsidiaries.

                  e. EXPENSE SAVINGS: On the Effective Date, the Expense Savings shall be distributed pursuant to the expense savings sharing ratio of ninety percent (90%) to the Collateral Agent and ten percent (10%) to the Plan Designees (the "Expense Savings Sharing Ratio"). All distributions to the Plan Designees shall be made in the order of absolute priority in accordance with the applicable provisions of the Bankruptcy Code.

                  f. CONTINGENT EXPENSE SAVINGS: Contingent Expense Savings means the amount, if any, by which the Debtor's expenditures after the Effective Date by the Estate or the Subsidiaries are less than the amounts set forth in the Trustee's budget attached as EXHIBIT A to the Plan (decreased for amounts expended before the Effective Date but included in the Trustee's budget). The calculation of the Contingent Expense Savings will be made on a line item basis on the date all such amounts included in the line of the Trustee's budget have been incurred or are reasonably expected not to be incurred. Contingent Expense Savings shall be distributed to the Collateral Agent and the Plan Designees in accordance with the Expense Savings Sharing Ratio within five (5) business days after such Contingent Expense Savings are realized or determined with respect to each line item on the Trustee's budget as provided herein. Contingent Expense Savings expressly include, but are not limited to: (i) the amount by which the actual plugging expenses for the Escuela 2 are less than the amount projected by the Trustee; (ii) the amount by which the contingent liability related to the Debtor's Rosablanca property is less than the amount projected by the Trustee; and (iii) the amount by which professional fees are less than the amount projected by the Trustee.

                  g. HOLDBACK PROCEEDS: On the Effective Date, all Holdback Proceeds shall be distributed pursuant to the holdback proceeds sharing ratio of seventy-five (75%) to the Collateral Agent and twenty-five percent (25%) to the Plan Designees (the "Holdback Proceeds Sharing Ratio").

                  h. CONTINGENT ASSETS: The Contingent Assets shall be monetized and distributed in accordance with certain ratios ("Contingent Assets Sharing Ratios") as follows:

                  THE FIRST $5,000,000: Shall be distributed ninety (90%) to the Collateral Agent and ten percent (10%) to the Plan Designees.

                  THE NEXT $1,000,000: Shall be distributed fifty percent (50%) to the Collateral Agent and fifty percent (50%) to the Plan Designees.

                  THE NEXT $ 4,000,000: Shall be distributed seventy-five percent (75%) to the Collateral Agent and twenty-five percent (25%) to the Plan Designees.

                  ALL AMOUNTS RECEIVED THEREAFTER UNTIL THE CLASS 2 ALLOWED SECURED CLAIMS ARE PAID IN FULL: Shall be distributed ninety percent (90%) to the Collateral Agent and 10% to the Plan Designees.

                  ALL AMOUNTS RECEIVED THEREAFTER UNTIL CLASS 3 ALLOWED UNSECURED CLAIMS ARE PAID IN FULL: Shall be paid to the Plan Designees.

                  ALL AMOUNTS RECEIVED THEREAFTER: Shall be the unencumbered property of the Reorganized Debtor which shall continue to be owned by the holders of Equity Interests.

                  i. TRUSTEE'S COMPENSATION: The Trustee shall have an Allowed Administrative Claim for Trustee's compensation equal to (a) $300,000; plus, in his capacity as Sole Officer of the Reorganized Debtor, compensation in the amount of (b) 1.5% of the amounts distributed from recoveries from any tax refunds and from the sale of tax losses or attributes, plus, (c) 3.0% of the amounts distributed from recoveries from the sale, farmout or development of the Deep Rights and any proceeds from Litigation Claims received by or attributable to the Debtor or the Subsidiaries. The total amount of the Trustee's Allowed Administration Claim and/or compensation shall not exceed 3% of the total distributions from the Debtor's Estate.

                  j. A&K CONTINGENT FEE: In accordance with the terms of the Court's Order approving the Trustee's contingent fee agreement, A&K shall be granted an Allowed Administrative Claim in the amount of 38% of the gross value of the recovery to the Plan Designees (which includes A&K). In light of the uncertainties regarding the timing and amount of recoveries to the Estate, A&K has agreed to accept payment of its contingent fee in a manner other than as required by the agreement. Instead, A&K shall receive an initial payment of $250,000 on the Effective Date on its Allowed Administrative Claim. Subsequent payments to A&K shall be made by the Reorganized Debtor at the time that distributions are made to Plan Designees. However, until such time that Plan Designees are paid (or receive a reserve for payment of) $408,000 in total, A&K shall receive no further payments on account of its contingency fee agreement. Once Plan Designees have received a total of $408,000 (either directly or in reserve), A&K shall be paid 38% of all funds available for distribution to the Plan Designees in excess of $408,000, at the time that such distributions are made to the Plan Designees.

                  The foregoing payments are in addition to any payments to A&K for other professional services rendered for the Debtor's Estate and in addition to any claim by A&K for services relating to the filing and prosecution of the involuntary proceeding. Any such other payments to A&K shall not be considered a payment to a Plan Designee for purposes of calculating A&K's contingency fee payments under the preceding paragraph. For purposes of calculating A&K's contingency fee, all fees or commissions paid to the Trustee, except for those commissions on distributions to the Collateral Agent, shall be considered distributions to a Plan Designee.

                  Notwithstanding the foregoing, A&K shall be entitled to receive 38% of any recovery on Litigation Claims (other than the Chesapeake Adversary), as provided in the Court's Order approving the contingent fee agreement. A&K's contingent fee, in such an instance, will be paid in accordance with the terms of the order and the contingent fee agreement and before any distribution to the Collateral Agent or the Plan Designees of recoveries on such Litigation Claims. A&K shall not receive an additional percentage of such litigation recovery based on its subsequent distribution to Plan Designees; instead, A&K shall receive only 38% of such litigation recovery. A&K may agree, in its sole discretion, to accept compensation on account of its contingent fee in a manner or an amount other than as described above. Unless otherwise provided in the Plan, A&K's retention by, and representation of, the Trustee, the Estate, and/or the Reorganized Debtor will be governed by A&K's Power of Attorney and Contingency Fee

         Agreement dated March 24, 2003 and the Reorganized Debtor shall assume all rights and obligations of that Agreement.

                  k. DISMISSAL OF CHESAPEAKE ADVERSARY: Upon the Effective Date, the Chesapeake Adversary shall be deemed dismissed, with prejudice and the Trustee and the Collateral Agent shall take all actions necessary to evidence such dismissal.

                  l. MUTUAL RELEASE:

                  (A) Except as provided in Section 8.2.l.C of the Plan, upon the Effective Date, the Trustee, on behalf of the Estate and the Subsidiaries, shall be deemed to have compromised, settled, fully released and forever discharged the Collateral Agent, the Secured Indenture Trustee, the Secured Lenders and their respective Representatives, successors, predecessors, partners, parents, subsidiaries or affiliated companies, and sureties from any and all past, present, or future claims, offsets, counterclaims, demands, actions, causes of action, costs, judgments, expenses, attorney's fees, damages, and all liabilities whatsoever, at law or in equity, including, without limitation, all causes of action, whether known or unknown which the Estate or the Subsidiaries now has, claims to have, has ever had, or would but for this release, have had in the future arising from, related to or on account of the Chesapeake Adversary, the Stay Motion and all matters raised or which could have been raised in the Chesapeake Adversary, the Stay Motion (including but not limited to, any claim or cause of action under Chapter 5 of the Bankruptcy Code or claim or cause of action for equitable subordination, recharacterization or other similar claim), or the Case, SAVE AND EXCEPT FOR ALL OBLIGATIONS ARISING IN OR RELATED TO THE PLAN OR THIS RELEASE.

                  (B) Upon the Effective Date and the receipt by the Collateral Agent of the Initial Payment, the amount payable to the Collateral Agent under the Expense Savings Sharing Ratio from the Expense Savings, and the amount payable to the Collateral Agent under the Holdback Sharing Ratio from the Holdback Proceeds, the Collateral Agent, the Secured Indenture Trustee and the Secured Lenders shall be deemed to have compromised, settled, fully released and forever discharged the Trustee, on behalf of the Estate and the Subsidiaries and their respective representatives, successors, predecessors, partners, parents, subsidiaries or affiliated companies, and sureties from any and all past, present, or future claims, offsets, counterclaims, demands, actions, causes of action, costs, judgments, expenses, attorney's fees, damages, and all liabilities whatsoever, at law or in equity, including, without limitation, all causes of action, whether known or unknown which the Collateral Agent, the Secured Indenture Trustee or any of the Secured Lenders now has, claims to have, has ever had, or would but for this release, have had in the future arising from, related to or on account of the Chesapeake Adversary, the Stay Motion or the Case and all matters raised or which could have been raised in the Chesapeake Adversary or the Stay Motion or the Case, SAVE AND EXCEPT FOR ALL OBLIGATIONS, CLAIMS AND LIABILITIES ARISING IN OR RELATED TO OR IN CONNECTION WITH: (A) THE ALLOWED SECURED CLAIMS, (B) THE PLAN, (C) THIS RELEASE OR (D) THE SALE OF ANY OF THE SENIOR NOTES BY ANY PERSON OR ENTITY OTHER THAN THE DEBTOR.

                  (C) Nothing contained herein of in the Plan shall be deemed to release the Debtor's current and former officers and directors for pre-petition acts or omissions.

                  m. STANDARDS FOR APPROVAL OF COMPROMISE: Bankruptcy Rule 9019(a) sets the standard for approval of compromises of controversies, and provides that "[o]n motion by the trustee and after notice and a hearing, the court may approve a compromise or settlement" in bankruptcy cases. In Protective Committee for Independent Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414 (1968), the Supreme Court held that in considering proposed settlements of disputed rights in bankruptcy cases, courts should "apprise [themselves] of all facts necessary for an intelligent and objective opinion of the probabilities of ultimate success should the claim be litigated" and that the following considerations determine the propriety of a proposed settlement:

                  a. the probability of success in the litigation, with due
                     consideration for the uncertainty in fact or law;

                  b. the complexity and likely duration of the litigation;

                  c. the expense, inconvenience and delay associated with the litigation; and

                  d. all other factors bearing on the wisdom of the compromise.

         Id. at 424-25.

                  The Fifth Circuit has adopted and applied these factors. See, e.g., United States v. AWECO, Inc. (In re AWECO, Inc.), 725 F.2d 293, 298 (5th Cir. 1984); Rivercity v. Herpel (In re Jackson Brewing Co.), 624 F.2d 599, 602 (5th Cir. 1980). In Connecticut General Life Ins. Co. v. United Companies Financial Corp. (In re Foster Mortgage Corp.), 68 F.3d 914, 918 (5th Cir. 1995), the Fifth Circuit elaborated on Trailer Ferry's phrase "all other factors bearing on the wisdom of the compromise," and stated that the bankruptcy court should also "consider the amount of creditor support for a compromise settlement as a `factor bearing on the wisdom of the compromise' [and] . . . the extent to which the settlement is truly the product of an arms-length bargaining, and not of fraud or collusion."

                  Applying these factors, the Trustee believes that the proposed compromise and settlement is fair and reasonable and is in the best interest of the Estate and its creditors. In the Chesapeake Adversary, the Trustee has asserted various causes of action including tortious interference, recharacterization, equitable subordination, interference with and/or breach of fiduciary duties, turnover of funds, preferential transfer and fraudulent transfer. The law remains unsettled as to many of these theories of recovery. The Trustee, therefore, believes that it would be difficult, expensive and time consuming to demonstrate all of the facts and legal arguments necessary to prove the Estate's claims against the Secured Lenders and the Collateral Agent in the Chesapeake Adversary. Ultimately, the causes of action in the Chesapeake Adversary would cost both sides, with questionable benefit and uncertain results. If the Secured Lenders and the Collateral Agent were to prevail on the merits, it is likely that only the Secured Lenders would derive any benefits from the property of the Estate and the Subsidiaries. The Trustee believes that under the proposed compromise and settlement, the Estate will realize approximately sixty-five percent (65%) of the value attributable to the strongest claims asserted against the Collateral Agent and the Secured Lenders. In light of the duration of the litigation, the complexity of the litigation, and the probabilities of success on the merits, it is a reasonable exercise of the Trustee's business judgment to compromise such claims.

                  At this time, the Committee does not support the proposed settlement and compromise of the Chesapeake Adversary. Negotiations for modifications to the proposed settlement and compromise have occurred and may continue in the future.

         C. IMPLEMENTATION AND EFFECTS OF PLAN.

         1. PROPERTY OF THE REORGANIZED DEBTOR

         On the Effective Date of the Plan, upon making the Initial Payment, the payments from the Expense Savings and the Holdback Proceeds, and the other Effective Date disbursements provided for under the Plan, all property of the Debtor and of the Estate including all rights to bring Litigation Claims, shall vest in the Reorganized Debtor free and clear of liens, claims and encumbrances, except as otherwise provided in the Plan.

         2. OFFICERS AND DIRECTORS OF REORGANIZED DEBTOR

         On the Effective Date, upon the payment of the Initial Payment the payments from the Expense Savings and the Holdback Proceeds, and the other Effective Date disbursements provided for under the Plan, the Trustee shall be discharged from his duties and responsibilities herein. The Trustee shall then become Sole Officer of the Reorganized Debtor, having the exclusive executive authority for the Reorganized Debtor.

         The Reorganized Debtor shall also have an initial board of directors (the "Board") composed of (i) the Sole Officer, who shall serve as Chairman of the Board of Directors, and (ii) two directors designated by the Secured Lenders holding 66-2/3% of the aggregate amount of the the Chesapeake Note and the Senior Notes. In the event of the payment in full, pursuant to the terms of the Plan, of the Claims in classes 1 through 3, on making such payments the Board shall tender their resignations, effective at the time of the appointment of their successors, and the Chairman shall call a meeting of the holders of the Equity Interests for the purpose of electing a replacement Board. On the election of the replacement Board, the prior Board shall be deemed discharged and relieved of further duties and responsibilities in that capacity.

         The Committee does not support the Plan's provision for governance of the Reorganized Debtor. Although the original Plan provided for direct representatives of unsecured creditors to participate equally with the Secured Lenders in the governance of the Reorganized Debtor, the First Amended Plan (which you are being asked to vote on) has eliminated all provisions for participation by direct unsecured creditor representatives in the governance of the Reorganized Debtor. Under the First Amended Plan, the Board will consist of: (i) representatives of the Secured Lenders and (ii) the Trustee. Under the First Amended Plan, the Secured Lenders will receive the majority of the postconfirmation value generated by the

Reorganized Debtor until the Secured Lenders are paid in full. However, even if the Secured Lenders are paid in full (but unsecured creditors remain unpaid), direct representatives of unsecured creditors will be excluded from participation on the Board, and representatives of the Secured Lenders will remain as the sole directly elected members of the Board.

         3. BUSINESS OPERATIONS OF REORGANIZED DEBTOR

         From and after the Effective Date of the Plan, the Reorganized Debtor, under the direction and management of the Sole Officer and the Board, is authorized to continue business operations for the purposes of preserving and realizing on the value of the the Contingent Expense Savings, the Sipetrol Holdback and the Contingent Assets (including the Litigation Claims).

         4. INDEMNIFICATION AND PROTECTION OF SOLE OFFICER AND DIRECTORS

         From and after the Effective Date of the Plan, the Sole Officer and all directors (or any successors), acting in his or her capacity as such or in any other capacity contemplated by the Plan, together with his or her representatives, attorneys, financial advisors and agents (collectively, the "Advisors"), shall not be personally liable in connection with the affairs of the Reorganized Debtor or to any Person except for acts or omissions as shall constitute fraud, willful misconduct or gross negligence. Except in those situations in which the Sole Officer, Director or Advisor is not exonerated of personal liability as aforesaid, the Sole Officer, director or Adviser (including each predecessor Sole Officer and director) and Advisor shall also be indemnified by the Reorganized Debtor against, and held harmless by the Reorganized Debtor from, any losses, claims, damages, liabilities or expenses (including, without limitation, reasonable attorneys' fees, disbursements and related expenses) to which such Sole Officer, director or Advisor may become subject in connection with any action, suit, proceeding or investigation brought or threatened against such Sole Officer, director or Advisor in their respective capacities as officer, director or Advisor, or in any other capacity contemplated by, or in connection with, any matter arising out of, or related to, the Plan, regardless of whether the action, proceeding or investigation alleges that such Sole Officer, director or Advisor has acted with intent to defraud, have acted with gross negligence or has committed willful misconduct. The Sole Officer is also authorized to obtain, if available, directors' and officers' insurance coverage for the matters for which the Sole Officer and the Board are indemnified under the Plan. Nothing in this provision shall be interpreted to release the Debtor's former and current officers and directors for pre-petition acts or omissions or shall be interpreted to allow a right of indemnity for such acts or omissions and any rights of indemnity possessed by the Debtor's current and former officers and directors is limited to that of available insurance proceeds from the Debtor's insurance coverage.

         5. DISCHARGE AND INJUNCTION

         Except as otherwise provided in the Plan or the Confirmation Order, the entry of the Confirmation Order, as of the Effective Date of the Plan, will act as a discharge, to the extent provided in, and subject to the limitations of, section 1141 of the Bankruptcy Code, of all Claims against or Equity Interests in the Debtor including, without limitation, any liability of a kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, that arose, or has been asserted against the Debtor anytime before the Confirmation Date or that arises from any pre-confirmation conduct of the Debtor whether or not the Claim is known to or knowable by the current or any former holder of the Claim or Equity Interest. The discharge of the Debtor will be effective as to each Claim and Equity Interest, whether or not the Claim or Equity Interest constituted an Allowed Claim or Allowed Equity Interest and whether or not the holder of the Claim or Equity Interest voted to accept the Plan.

         Except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons who have held, hold, or may hold Claims against the Debtor and who have held, hold, or may hold Equity Interests in the Debtor are permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor, or the Reorganized Debtor, or their property, with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any such Claim or Equity Interest against the Debtor, or the Reorganized Debtor, or their property, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor, or the Reorganized Debtor, or their property with respect to such Claim or Equity Interest, and (d) asserting any right of subrogation of any kind against any obligation due the Debtor, or the Reorganized Debtor, or the property of the Debtor or the Reorganized Debtor with respect to any such Claim or Equity Interest. The injunction provision is not intended to enjoin, and will not enjoin, actions against parties who are not a Debtor, except actions against non-Debtor parties relating to Claims against or Equity Interests in the Debtor.

         Unless otherwise provided in the Plan or by order of the Bankruptcy Court, all injunctions or automatic stays provided for in this Chapter 11 Case pursuant to section 105, if any, or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date will remain in full force and effect until the Effective Date.

         6. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  a. REJECTED IF NOT ASSUMED. All executory contracts and leases that are not specifically assumed under the Plan are deemed rejected as of the Effective Date, unless otherwise dealt with by the Plan or the Confirmation Order, or any other Order of the Court entered prior to the Effective Date, or which is the subject of a motion to assume pending on the Effective Date. Contracts or leases that may have expired pursuant to their terms before the Effective Date and before any order of assumption or rejection are also deemed to have been rejected as of the Effective Date. Without limiting the foregoing, the following contracts, to the extent they are valid and enforceable (which the Trustee retains the right to dispute) are rejected:

                  b. PROOF OF CLAIM REQUIREMENT FOR REJECTION DAMAGES. Any Claim for damages arising from the rejection of an executory contract or unexpired lease must be asserted in a timely filed proof of claim. All proofs of claim with respect to Claims arising from the rejection of an executory contract or unexpired lease shall be filed with the Bankruptcy Court no later than the thirtieth (30th) day following the earlier of: (a) the date of entry of an order of the Bankruptcy Court approving such rejection, or (b) the

         Effective Date of the Plan. Any Claims not filed within such times shall be forever barred from assertion against the Debtors or the Reorganized Debtor.

         7. PLAN DISTRIBUTIONS

         On the Effective Date, the Initial Payment, the Expense Savings and the Holdback Proceeds, and the other Effective Date disbursements provided for under the Plan, shall be made by the Trustee. Thereafter, all other distributions shall be made by the Reorganized Debtor in accordance with the proposed compromise and settlement. The Reorganized Debtor shall continue to make distributions to the holders of Allowed Claims until the earlier of: (i) such time are there are no remaining monies or other property to distribute, or
(ii) such time as all Disputed Claims have been resolved, and all Allowed Claims have been paid in full.

         8. PAYMENT OF UNITED STATES TRUSTEE QUARTERLY FEES

         The Reorganized Debtor shall be responsible for timely payment of United States Trustee fees quarterly fees incurred pre-confirmation pursuant to 28 U.S.C. ss.1930(a)(6). Any fees due as of the date of confirmation of the Plan will be paid in full on the Effective Date of the Plan. After confirmation, the Reorganized Debtor shall pay United States Trustee quarterly fees as they accrue until this case is closed by the Court. The Reorganized Debtor shall file with the Court and serve on the United States Trustee a quarterly financial report for each quarter (or portion thereof) that the Case remains open in a format prescribed by the United States Trustee.

         9. EXCULPATION

         Under the Plan, neither the Debtor, the Reorganized Debtor, the Trustee, the Committee, the Collateral Agent, the Secured Indenture Trustee, or the Unsecured Indenture Trustee, or any of their respective Representatives, shall have or incur any liability to any holder of a Claim or Equity Interest for any act, event or omission in connection with, or arising out of, the Chapter 11 case, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence. This provision shall not be interpreted to release the Debtor's officers or directors from liability related to prepetition acts or omissions.

         10. PROTECTION OF CERTAIN PARTIES IN INTEREST

         Under the Plan, a governmental unit may not deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Debtor, the Reorganized Debtor, or another Person with whom the Debtor has been or are associated or affiliated, solely because of the commencement, continuation, or termination of the Chapter 11 Case or because of any provision of the Plan or the legal effect of the Plan, and the Confirmation Order will constitute an express injunction against any such discriminatory treatment by a governmental unit.

         11. EFFECTUATING DOCUMENTS AND NECESSARY AUTHORIZATIONS

         The Plan Documents, which consist of all documents and exhibits that aid in effectuating the Plan will be executed and, if appropriate, filed with the appropriate governmental authorities on or before the Effective Date, and they will become effective on the Effective Date.

         The Trustee will have authority to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

         The Trustee, the Reorganized Debtor, or the Sole Officer, as the case may be, shall seek such orders, judgments, injunctions, regulatory approvals, and rulings that may be required to carry out and further the intentions and purposes, and give full effect to the provisions, of the Plan.

         D. OBJECTION PROCEDURES AND TREATMENT OF DISPUTED CLAIMS

         1. OBJECTION DEADLINE AND PROCESS

         Under the Plan, the Reorganized Debtor shall have authority to object to the allowance of any Claim. All objections to Claims must be filed as soon as practicable, but in no event later than six months after the Effective Date, unless extended by order of the Bankruptcy Court.

         There are extensive Claims against the Debtor and an extensive number of actual or possible Claim Objections to Proofs of Claim filed against the Debtor's Estate. Additionally, because of the potential for misstatement of the claims against the Debtor as reflected in the Schedules, the Reorganized Debtor shall have the right to object to the allowance of Claims with respect to which the Reorganized Debtor disputes liability in whole or in part, for whatever reasons, even if Claims were not scheduled by the Debtor as disputed, contingent or unliquidated.

         Most of the Claim Objections are of a routine nature. For example, certain holders of Claims have filed proofs of claims claiming post-petition interest; others have filed duplicate claims or claims that vary in only minor amounts from the amounts shown on the Debtor's records. The Trustee contemplates that most of the Claim Objections will be resolved by agreement either before or after confirmation of the Plan. Other Claim Objections may require that proofs of claims be supplemented with additional back-up information.

         Holders of Claims that believe that they hold Secured Claims may find that their Claims are listed in two separate classifications. This separate listing results from the fact that the Bankruptcy Code divides Secured Claims into (i) a Secured Claim in an amount not to exceed the value of the Collateral; and, (ii) an Unsecured Claim equal to the difference between the total Claim and the value of the collateral.

         However, the Trustee expects that many Claim Objections will be more substantive and may require litigation in order to resolve the allowance of a Claim. DO NOT VOTE ON THE PLAN BASED ON THE ASSUMPTION THAT YOUR CLAIM WILL BE ALLOWED. CLAIM OBJECTIONS MUST BE RESOLVED AND YOU SHOULD NOT BELIEVE THAT YOUR CLAIM WILL BE ALLOWED MERELY BECAUSE YOU FILED A PROOF OF CLAIM OR CAST A VOTE FOR OR AGAINST THE PLAN.

                  No payments will be made to the holder of a Claim until all Objections to that Claim have been resolved by Final Order.

         E. PROVISIONS GOVERNING DISTRIBUTIONS.

         1. DISTRIBUTION RESPONSIBILITY

         On the Effective Date, the Initial Payment, the Expense Savings and the Holdback Proceeds, and the other Effective Date disbursements provided for under the Plan, shall be made by the Trustee. Thereafter, the Reorganized Debtor will be responsible for all other distributions under the terms of the Plan.

         2. DELIVERY OF DISTRIBUTIONS

         Subject to Rule 9010 of the Federal Rules of Bankruptcy Procedure, and except with respect to the Secured Lenders and the Unsecured Noteholders, distributions to holders of Allowed Claims will be made at the address of each such holder as set forth on the proofs of claim filed by such holders, or at the last known address of such holder if no proof of claim is filed or if the Reorganized Debtor has been notified in writing of a change of address.

         If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made unless and until the Trustee or the Reorganized Debtor, as the case may be, is notified of such holder's then current address.

         3. UNCLAIMED DISTRIBUTIONS AND UNCASHED CHECKS

         All claims for undeliverable distributions must be made on or before the later of the first anniversary of the Effective Date of the Plan, or the ninetieth (90th) day following the date on which such Claim became entitled to a distribution. After such date, all unclaimed distributions will revert to the Reorganized Debtor to be reallocated and distributed to the holders of Allowed Claims, and the Claim of any holder with respect to such distribution will be discharged and forever barred. Checks issued in respect of Allowed Claims will be null and void if not negotiated within six (6) months after the date of issuance thereof. In no event shall any funds escheat to the State of Texas.

                          V. CONFIRMATION OF THE PLAN

         A. CONFIRMATION HEARING

         Section 1128(a) requires the Bankruptcy Court, after notice, hold a hearing on confirmation of the Plan. Pursuant to the Order Establishing and Shortening Deadlines Related to (i) Proposed Compromise with Chesapeake Energy Corporation, (ii) Disclosure Statement, and (iii) Plan of Reorganization the Confirmation Hearing has been scheduled before the Honorable Wesley W. Steen, Courtroom No. 400, 515 Rusk Street, Houston, Texas on July 10, 2003 at 3:00 p.m. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except an announcement made at the Confirmation Hearing or any adjournment thereof.

         B. OBJECTIONS TO CONFIRMATION

         Section 1128(b) provides that any party in interest may object to confirmation of the Plan. However, an impaired Creditor, who votes to accept the Plan, may not have standing to object to the Plan. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014 and any applicable Local Rules of the Bankruptcy Court. Any objection to confirmation must be made in writing and filed with the Bankruptcy Court with proof of service and served upon and actually received on or before July 7, 2003.

         UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

         C. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

         At the Confirmation Hearing, the Bankruptcy Court will determine whether the Bankruptcy Code's requirements for confirmation of the Plan have been satisfied, in which event the Bankruptcy Court will enter an order confirming the Plan. As set forth in section 1129 of the Bankruptcy Code, these requirements are as follows:

         1. The Plan complies with the applicable provisions of the Bankruptcy Code.

         2. The proponent of the Plan complies with the applicable provisions of the Bankruptcy Code.

         3. The Plan has been proposed in good faith and not by any means forbidden by law.

         4. Any payment made or to be made by the proponent of the Plan, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in, or in connection with the case, or in connection with the Plan and incident to the case, has been approved by, or is subject to the approval of, the court as reasonable.

         5. (a) (i) The proponent of the Plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtor, an affiliate of the Debtor participating in a joint Plan with the Debtor, or a successor to the Debtor under the Plan; and

                      (ii) the appointment to, or continuance in, such
                  office of such individual, is consistent with the interests of creditors and equity security holders and with public policy; and

                  (b) the proponent of the Plan has disclosed the identity of any insider that will be employed or retained by the Reorganized Debtor, and the nature of any compensation for such insider.

         6. Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Plan Proponent has approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval.

         7. With respect to each class of impaired claims or equity interests:

                  (a)      each holder of a claim or interest of such class:

                           (i) has accepted the Plan; or

                           (ii) will receive or retain under the Plan on
                  account of such claim or interest property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would so receive or retain if the Plan Proponent were liquidated under Chapter 7 of the Bankruptcy Code on such date; or

                  (b) if section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class, the holder of a claim of such class will receive or retain under the Plan on account of such claim property of a value, as of the effective date of the Plan, that is not less than the value of such holder's interest in the estate's interest in the property that secured such claims.

         8.       With respect to each class of claims or interests:

                  (a)      such class has accepted the Plan; or

                  (b)      such class is not impaired under the Plan;

         9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that:

                  (a) with respect to a claim of a kind specified in section 507(a)(1) or 507(a)(2) of the Bankruptcy Code, on the effective date of the Plan, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim;

                  (b) with respect to a class of claims of a kind specified in section 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the
                  Bankruptcy Code, each holder of a claim of such class will receive:

                           (i) if such class has accepted the Plan, deferred
                  cash payments of a value, as of the effective date of the Plan, equal to the allowed amount of such claim; or

                           (ii) if such class has not accepted the Plan, cash
                  on the effective date of the Plan equal to the allowed amount of such claim; and

                  (c) with respect to a claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the holder of a claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the Plan, equal to the allowed amount of such claim.

         10. If a class is impaired under the Plan, at least one class of claims that is impaired has accepted the Plan, determined without including any acceptance of the Plan by any insider.

         11. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Plan Proponent or any successor to the Plan Proponent under the Plan, unless such liquidation or reorganization is proposed in the Plan.

         The Trustee believes that the Plan satisfies all the statutory requirements of Chapter 11 of the Bankruptcy Code, that he has complied or will have complied with all of the requirements of Chapter 11, and that the proposal of the Plan is made in good faith.

         The Trustee further believe that the holders of all Claims and Equity Interests impaired under the Plan will receive payments or distributions under the Plan having a present value as of the Effective Date in amounts not less than the amounts likely to be received by such holders if the Debtor was liquidated in a case under Chapter 7 of the Bankruptcy Code.

         Finally, the Trustee believes that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor.

         D. CRAMDOWN.

         In the event that any impaired class of Claims and Equity Interests does not accept the Plan, the Bankruptcy Court may still confirm the Plan if, as to each impaired class that has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its claims or equity interests.

         "Fair and equitable" has different meanings with respect to the treatment of secured and unsecured claims. As set forth in section 1129(b)(2) of the Bankruptcy Code, those meanings are as follows

         1.       With respect to a class of secured claims, the Plan provides:

                           (a) (i) that the holders of such claims retain the liens securing such claims, whether the property subject to such liens is retained by the Plan Proponent or transferred to another entity, to the extent of the allowed amount of such claims; and

                                 (ii) that each holder of a claim of such
                           class receive on account of such claim deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the Plan, of at least the value of such holder's interest in the estate's interest in such property;

                           (b) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the Liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale, and the treatment of such liens on proceeds under clause (a) and (b) of this subparagraph; or

                           (c) for the realization by such holders of the indubitable equivalent of such claims.

         2. With respect to a class of unsecured claims, the Plan provides:

                          (a) that each holder of a claim of such class receive
                           or retain on account of such claim property of a value, as of the effective date of the Plan, equal to the allowed amount of such claim; or

                           (b) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the Plan on account of such junior claim or interest any property.

         3.       With respect to a class of interests, the Plan provides:

                           (a) that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the Plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or

                           (b) the holder of any interest that is junior to the interests of such class will not receive or retain under the Plan on account of such junior interest any property.

         The Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable with respect to, and does not discriminate unfairly against, any rejecting impaired class of Claims and Equity Interests. The Trustee believes that the Bankruptcy Court will find these requirements satisfactory and will confirm the Plan.

         E. CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS OF PLAN.

         1. CONDITIONS TO CONFIRMATION OF PLAN

         The Plan will be withdrawn if certain conditions are not satisfied or certain events do not occur before either the entry of the Confirmation Order or the effectiveness of the Plan. The Confirmation Order will not be effective unless (a) the Confirmation Order approving the

Plan has been entered; and (b) the Confirmation Order is in form and substance satisfactory to the Trustee and the Collateral Agent.

         2. CONDITIONS TO CONSUMMATION OF PLAN

         The Plan will not become effective unless (i) the Confirmation Order has been entered and (ii) all Plan Documents and other applicable corporate documents necessary or appropriate to the implementation of the Plan have been executed, delivered, and where applicable, filed with the appropriate governmental authorities.

         3. ANNULMENT OF PLAN IF CONDITIONS NOT WAIVED OR SATISFIED

         The Trustee and the Collateral Agent reserve the right to mutually waive any of the conditions precedent to the effectiveness of either the Confirmation Order or the Plan. If any of the conditions precedent are not waived, and are not satisfied within the specified time periods or can no longer occur, the Confirmation Order will be annulled and the Trustee and all parties in interest will return to the status quo ante immediately before the entry of the Confirmation Order.

               VI. RETENTION OF JURISDICTION BY BANKRUPTCY COURT

         A. COURT'S RETAINED JURISDICTION

         The Bankruptcy Court shall retain and have exclusive jurisdiction over the Chapter 11 Case for the following purposes following the Confirmation Date:

                  1. To determine any and all objections to the allowance and classification of Claims or Interests;

                  2. To determine the validity and priority of any Lien;

                  3. To determine the Allowed Amount of any Secured Claim;

                  4. To hear and determine all Litigation Claims and other preserved to the Reorganized Debtor under the Plan;

                  5. To allow any and all applications for allowances of compensation and reimbursement of expenses payable from the estate;

                  6. To determine any and all applications or motions pending before the Court on the Effective Date of the Plan, including without limitation any motions for the rejection, assumption or assumption and assignment of any executory contract or unexpired lease.

                  7. To consider and approve any modification of the Plan, remedy any defect or omission, or reconcile any inconsistency in the Plan, or any order of the Court, including the Confirmation Order;

                  8. To determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the Plan;

                  9. To consider and act on any request for removal of the Sole Officer and any claim against the Sole Officer;

                  10. To consider and act on the compromise and settlement of any claim or cause of action by or against the Debtor or the Reorganized Debtor;

                  11. To issue orders in aid of execution and implementation of the Plan to the extent authorized by 11 U.S.C.ss.1142 or provided by the terms of the Plan;

                  12. To decide issues concerning the federal or state tax liability of the Debtor which may arise in connection with the confirmation or consummation of the Plan; and

                  13. To enter an order closing this Chapter 11 Case.

                         VII. MISCELLANEOUS PROVISIONS

         A. AMENDMENT OF THE PLAN

         This Plan may be amended or modified by the Trustee before, or by the Reorganized Debtor after, the Effective Date as provided in section 1127 of the Bankruptcy Code.

         B. WITHDRAWAL OF PLAN

         The Trustee reserves the right to withdraw the Plan at any time prior to the Confirmation Date. If the Trustee withdraws the Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall be deemed to constitute an admission, waiver or release of any Claims by or against the Debtor, the Trustee or any other person, or to prejudice in any manner the rights of the Debtor, the Trustee, the Debtor's estate or any person in any further proceedings involving the Debtor.

         C. TERMINATION OF CREDITORS' COMMITTEE

         The Plan terminates the existence of the Creditors' Committee on the Effective Date, and prohibits professionals retained by the Creditors' Committee from seeking compensation for services rendered or reimbursement for expenses incurred after the Effective Date. To the extent that the Creditors' Committee was prosecuting any objections to Claims or other action in the case prior to the Effective Date of the Plan, the Reorganized Debtor will be substituted in its stead.

         D. CAUSES OF ACTION.

         1. TRANSFER OF LITIGATION CLAIMS TO REORGANIZED DEBTOR

         All rights of the Debtor to pursue recovery of Litigation Claims (including claims under Chapter 5 of the Bankruptcy Code), as well as all other claims belonging to the Estate, including but not limited to claims for breach of fiduciary duty, alter ego, single business enterprise, self-dealing, usurpation of corporate opportunity, denuding, and similar claims under In re:
S.I. Acquisition, 817 F.2d 1142 (5th Cir. 1987) and related authorities will be transferred to the Reorganized Debtor for the purpose of recovery for the benefit of the creditors of the Estate.

A summary of the types of Avoidance Actions and the potential claims to be asserted by the Reorganized Debtor are described below.

         2. PREFERENCES

         Under the Bankruptcy Code, a debtor (or its trustee) may recover certain preferential transfers of property, including cash, made while insolvent during the ninety (90) days immediately prior to the filing of its bankruptcy petition with respect to pre-existing debts, to the extent the transferee received more than it would have in respect of the pre-existing debt had the Debtor been liquidated under Chapter 7 of the Bankruptcy Code. In the case of "insiders," the Bankruptcy Code provides for a one-year preference period. There are certain defenses to such recoveries. Transfers made in the ordinary course of the debtor's and transferee's business according to the ordinary business terms in respect of debts less than ninety (90) days before the filing of a bankruptcy are not recoverable. Additionally, if the transferee extended credit subsequent to the transfer (and prior to the commencement of the bankruptcy case), such extension of credit may constitute a defense to recovery, to the extent of any new value, against an otherwise recoverable transfer of property. If a transfer is recovered by the debtor, the transferee has an Unsecured Claim against the Debtor to the extent of the recovery.

         Exhibit B attached hereto identifies certain transfers which may be avoidable as preferences under the Bankruptcy Code.

         3. FRAUDULENT TRANSFERS

         Under the Bankruptcy Code and various state laws, the Debtor may recover certain transfers of property, including the grant of a security interest in property, made while insolvent or which rendered the debtor insolvent. The Trustee is not aware of any transfers that may be avoidable as fraudulent transfers under the Bankruptcy Code or applicable state law. Subsequent to the Effective Date, the Reorganized Debtor will continue to investigate and pursue any such claims.

         4. S.I. ACQUISITION CLAIMS AND OTHER POTENTIAL CLAIMS.

         Under the Bankruptcy Code and various state laws, the Debtor may recover based on claims for breach of fiduciary duty, alter ego, single business enterprise, self-dealing, usurpation of corporate opportunity, denuding, and similar claims under In re: S.I. Acquisition, 817 F.2d 1142 (5th Cir. 1987) and related authorities. Possible S.I. Acquisition type claims and other claims are described below.

         The Trustee is currently investigating and may bring certain causes of action against the Debtor's current and former officers and directors for pre-petition acts and/or omissions.

         The Trustee is currently investigating the services provided to it by Ryder Scott and may institute claims against Ryder Scott arising from or related to those services in the future. Since the Petition Date, certain creditors of the Debtor sued Ryder Scott in Texas state court alleging negligent misrepresentation claims arising from Ryder Scott's valuation of the Debtor's petroleum reserves. The Trustee is also investigating certain causes of action against Robert Agulerra, DeGolyer & MacNaughton and certain other parties providing valuation services and other related advice to the Debtor and may assert those causes of action in the future.

         Prior to the Petition Date, CIBC was retained by the Debtor to assist it in obtaining financing to develop the Guaduas fields and to provide it with certain other financial advice and professional services. The Trustee is currently investigating and may bring certain causes of action against CIBC, its affiliated entities, and/or subsidiary corporations.

         The Bank of Nova Scotia served as the Unsecured Indenture Trustee for the Unsecured Notes. The Trustee believes he may have certain breach of fiduciary duty claims and other causes of action arising from the Unsecured Indenture Trustee's actions and/or omissions prior to the Petition Date and is currently investigating those claims.

         McAfee & Taft served as the Debtor's legal counsel before the Petition Date. Gary F. Fuller, a shareholder of McAfee & Taft, also served on the Debtor's board of directors. The Trustee is currently investigating the advice and services McAfee & Taft provided to the Debtor before the Petition Date and believes it may have certain claims against McAfee & Taft arising from those services.

                          VIII. OTHER CONSIDERATIONS

         The Plan affords holders of Claims the potential for the greatest realization on the Debtor's assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the Chapter 11 case; (b) alternative plans of reorganization; or (c) liquidation of the Debtor under Chapter 7 of the Bankruptcy Code.

         A. FEASIBILITY OF THE PLAN.

         The Trustee believes the Plan to be feasible. By virtue of the existence of the proposed compromise and settlement with the Collateral Agent and the Secured Lenders, subject solely to approval of the Bankruptcy Court, the Trustee believes he will be able to consummate its obligations under the Plan.

         B. CONTINUATION OF THE CASE.

         If the Debtor remains in Chapter 11, it could continue to own its properties. However, it would remain subject to the restrictions imposed by the Bankruptcy Code.

         C. ALTERNATIVE PLANS OF REORGANIZATION.

         If the Plan is not confirmed, another party in interest in the case could attempt to formulate and propose a different plan or plans. Such plans might, theoretically, involve either a reorganization and continuation of the Debtor's business, or an orderly liquidation of its assets, or a combination thereof. As discussed in greater detail above, the Trustee believes that the Plan, which includes the proposed compromise and settlement with the Collateral Agent and the Secured Lenders, will yield the maximum recovery for all classes of Claims and Equity Interests. Under the proposed compromise and settlement, the Unsecured Creditors will receive Pro Rata Distributions from property of the Estate and the Subsidiaries which are subject to the liens and security interests of the Collateral Agent and the Secured Lenders. If the Plan is not confirmed, it is possible that the Stay Motion will be granted which would enable the Collateral Agent and the Secured Lenders to pursue their rights and remedies with respect to their Collateral. Under this scenario, it is likely that only the Collateral Agent and the Secured Lenders would derive any benefits from the property of the Estate and the Subsidiaries that will otherwise be distributed to all Creditors under the Plan.

         D. LIQUIDATION UNDER CHAPTER 7.

         If no plan can be confirmed, the Debtor's case may be converted to a case under Chapter 7 of the Bankruptcy Code. In Chapter 7, a trustee would be elected or appointed to liquidate the assets of the Debtor. The proceeds of the liquidation would be distributed to the respective holders of Claims against and Equity Interests in the Debtor according to the priorities established by the Bankruptcy Code.

         The Trustee believes that liquidation under Chapter 7 would result in substantial diminution of the value of the Debtor's estate because of the additional administrative expenses involved in the appointment of a trustee and attorneys, accountant and other professionals to assist the trustee; additional expenses and claims, some of which would be entitled to priority, that would arise by reason of the liquidation; and failure to realize the value of the Debtor's property.

         The Trustee has considered liquidation of the Debtor's assets in the context of a Chapter 7 case, taking into account the nature, status and underlying value of the Debtor's assets and the ultimate realizable value of their assets. It is the Trustee's conclusion that a liquidation of the Debtor's assets would produce less value for distribution to Creditors and Equity Interest Holders than that recoverable in each instance under the Plan.

         E. LIQUIDATION ANALYSIS.

         In the event of a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code, the Trustee believes that less would be available to Creditors than what would be available for distribution under the Plan. The Chapter 7 trustee's fees in a Chapter 7 liquidation would approximate 3% of all amounts distributed. Moreover, the Trustee estimates that a Chapter 7 Trustee's counsel would charge more than the Trustee's counsel during the liquidation phase because it would be necessary for the Chapter 7 trustee's counsel to become familiar with a substantial amount of background information with which Trustee's counsel is already familiar. Based on these factors the Trustee believes that the administrative costs of a Chapter 7 bankruptcy liquidation would exceed the remaining administrative costs to be incurred in this Chapter 11 bankruptcy case. If the Trustee's estimate is correct, these excess administrative costs would make distributions in a hypothetical chapter 7 case less than those available under the Plan.

         Attached as Exhibit C is a liquidation analysis which includes an analysis of the value available from the liquidation of the Debtor, along with an analysis of the estimated recovery that each impaired class would receive in the event of such a liquidation. A comparison of the amounts that each impaired class of Claims and Equity Interests will receive in the event of liquidation of the Debtor with the amount each will receive in the event of a successful reorganization shows that each holder of an impaired Claim or Equity Interest will receive or retain under the Plan property of a value that is not less than the amount that each such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code as of the Effective Date of the Plan. At the confirmation hearing, the Bankruptcy Court will determine whether holders of Claims and Equity Interests would receive greater distributions under the Plan than they would receive in a liquidation under Chapter 7.

         F. RISK FACTORS.

         Both failure to achieve confirmation of the Plan, and consummation of the Plan, are subject to a number of risks. In addition, there are certain risks inherent in the reorganization process under the Bankruptcy Code. If certain standards set forth in the Bankruptcy Code are not met, the Bankruptcy Court will not confirm the Plan even if Creditors accept the Plan. Although the Trustee believes that the Plan meets such standards, there can be no assurance that the Bankruptcy Court will reach the same conclusion. If the Bankruptcy Court were to determine that such requirements were not met, it could require the Debtor to re-solicit acceptances, which could delay and/or jeopardize confirmation of the Plan. The Trustee believes that the solicitation of votes on the Plan will comply with section 1126(b) and that the Bankruptcy Court will confirm the Plan. The Trustee, however, can provide no assurance that modifications of the Plan will not be required to obtain confirmation of the Plan, or that such modifications will not require a re-solicitation of acceptances.

         G. TAXATION.

         1. INTRODUCTION

         The following discussion summarizes certain of the important federal income tax consequences of the transactions described herein and in the Plan. This discussion is for informational purposes only and does not constitute tax advice. This summary is based upon the Internal Revenue Code and the Treasury Regulations promulgated thereunder, including judicial authority and current administrative rulings and practice. Neither the impact on foreign holders of claims and equity interests nor the tax consequences of these transactions under state and local law is discussed. Also, special tax considerations not discussed herein may be applicable to certain classes of taxpayers, such as financial institutions, broker-dealers, life insurance companies and tax-exempt organizations. Furthermore, due to the complexity of the transactions contemplated in the Plan, and the unsettled status of many of the tax issues involved, the tax consequences described below are subject to significant uncertainties. No opinion of counsel has been obtained and no ruling has been requested from the Internal Revenue Service ("IRS") on these or any other tax issues. There can be no assurance that the IRS will not challenge any or all of the tax consequences of the Plan, or that such a challenge, if asserted, would not be sustained. HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR ARE THEREFORE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

         2. TAX CONSEQUENCES TO THE DEBTOR

         Generally, under the terms of the Plan, creditors' claims are to be discharged. Any income corresponding to the satisfaction of claims at a discount should not constitute taxable income to the Debtor since the debt forgiveness arises in connection with a case under Title 11 of the United States Code. However, the Debtor may be required to reduce certain tax attributes, such as net operating loss ("NOL") carryovers. Any NOL's remaining may be subject to utilization limitations imposed by Section 382 of the Internal Revenue Code of 1986, as amended.

         3. TAX CONSEQUENCES TO CREDITORS

         a. IN GENERAL.

         The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, on: (a) whether its Claim constitutes a debt or security for federal income tax purposes, (b) whether the Claimant receives consideration in more than one tax year, (c) whether the Claimant is a resident of the United States, (d) whether all the consideration by the Claimant is deemed by be received by that Claimant as part of an integrated transaction, (e) whether the Claimant reports income using the accrual or cash method of accounting, and (f) whether the holder has previously taken a bad debt deduction or worthless security deduction with respect to the Claim.

         b. GAIN OR LOSS ON EXCHANGE

         Generally, a holder of an Allowed Claim will realize a gain or loss on the exchange under the Plan of his Allowed Claim for cash and other property in an amount equal to the difference between (i) the sum of the amount of any cash and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to accrued but unpaid interest on the Allowed Claim), and (ii) the adjusted basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the holder's taxable income). Any gain recognized generally will be a capital gain (except to the extent the gain is attributable to accrued but unpaid interest or accrued market discount, as described below) if the Claim was a capital asset in the hand of an exchanging holder, and such gain would be a long-term capital gain if the holder's holding period for the Claim surrendered exceeded one (1) year at the time of the exchange.

         Any loss recognized by a holder of an Allowed Claim will be a capital loss if the Claim constitutes a "security" for federal income tax purposes or is otherwise held as a capital asset. For this purpose, a "security" is a debt instrument with interest coupons or in registered form.

         c. PRESERVATION OF NET OPERATING LOSS AND TAX ATTRIBUTES

         Section 382 of the Internal Revenue Code could substantially limit, or deny in full, the availability of the Debtor's net operating loss and tax credit carry-forwards as a result of the transactions contemplated under the Plan. Moreover, Section 108 of the Internal Revenue Code could result in the reduction of the loss and credit carry-forwards based on the amount of debt discharged or converted to equity in the Reorganized Debtor as provided by the Plan.

         d. INFORMATION REPORTING AND BACKUP WITHHOLDING

         Under the backup withholding rules of the Internal Revenue Code, holders of Claims may be subject to backup withholding at the rate of thirty-one percent (31%) with respect to payments made pursuant to the Plan unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules will be credited against the holder's federal income tax liability. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

         THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE, AND FOREIGN TAX CONSEQUENCES OF THE PLAN IS COMPLEX AND, IN MANY AREAS, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING SUCH TAX CONSEQUENCES.

                    IX. VOTING PROCEDURES AND REQUIREMENTS

         A. BALLOTS AND VOTING DEADLINE

         A ballot to be used to vote to accept or reject the Plan is enclosed with this Disclosure Statement. A Creditor who is voting must (i) carefully review the ballot and instructions thereon, (ii) complete and execute the ballot indicating the Creditor's vote to either accept or reject the Plan, and
(iii) return the executed ballot to the address indicated thereon by the deadline specified by the Bankruptcy Court.

         Pursuant to the Order Establishing and Shortening Deadlines Related to
(i) Proposed Compromise with Chesapeake Energy Corporation, (ii) Disclosure Statement, and (iii) Plan of Reorganization Voting Procedures Order, the Bankruptcy Court has directed that, to be counted for voting purposes, ballots for the acceptance or rejection of the Plan must be received by counsel for the Trustee on or before July 7, 2003.

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
         If you hold an impaired Claim against the Debtor return your ballot by mail, hand delivery, or overnight courier to:

                       Innisfree M&A Incorporated
                       Balloting Agent for Seven Seas Petroleum, Inc. 501 Madison Avenue, 20th Floor
                       New York, NY 10022

            TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED BY 4:30 P.M.
           ---------------------------------------------------------
                        EASTERN TIME ON JULY 31, 2003.
                         -----------------------------

         B. CREDITORS ENTITLED TO VOTE.

         Any Creditor whose Claim is impaired under the Plan is entitled to vote, if either (i) the Debtor has scheduled its Claim on the Schedules and such Claim is not scheduled as disputed, contingent or unliquidated or (ii) such Creditor has filed a proof of claim on or before the last date set by the Bankruptcy Court for filing proofs of claim.

         Holders of Disputed Claims are not entitled to vote on the Plan. Any Claim to which an objection has been filed and remains pending, is not entitled to vote unless the Bankruptcy Court, upon motion by the Creditor who holds a Disputed Claim, temporarily allows the Claim in an amount that it deems proper for accepting or rejecting the Plan. Any such motion must be heard and determined by the Bankruptcy Court before the date established by the Bankruptcy Court as the final date to vote on the Plan. In addition, a vote may be disregarded if the Bankruptcy Court determines that the acceptance or rejection of the Plan by the Creditor was not solicited or obtained in good faith or according to the provisions of the Bankruptcy Code.

         Claims in Class 1 as well as holders of Administrative Claims and Priority Tax Claims are unimpaired by the Plan, and are therefore deemed to accept the Plan and are not entitled to vote on the Plan. Holders of Claims in Classes 2 and 3 are impaired by the Plan, and are hence entitled to vote on the Plan.

         C. VOTING PROCEDURES.

         Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, revocation, or withdrawal of ballots will be determined by the Trustee, in his sole discretion, and the Trustee's determination will be final and binding. The Trustee also reserves the right to reject any ballot not in proper form, the acceptance of which would, in the opinion of the Trustee or his counsel, be unlawful. The Trustee further reserves the right to waive any defects or irregularities or conditions or delivery as to any particular ballot. The interpretation by the Trustee of the provisions of this Disclosure Statement and the ballots will be final and binding on its parties in interest unless otherwise directed by the Bankruptcy Court. Unless waived, any defects or irregularities concerning deliveries of ballots must be cured within such time as the Trustee (or the Bankruptcy Court) determines. Neither the Trustee nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liability for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of Ballots will not be deemed to have been made and will be

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
invalidated unless or until all defects and irregularities have been timely cured or waived, will be invalidated.

         D. VOTE REQUIRED FOR CLASS ACCEPTANCE.

         The Bankruptcy Code defines acceptance of a plan of reorganization by a class of Claims as the acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the allowed Claims of the class actually voting to accept or reject the proposed plan of reorganization.

         E. CRAMDOWN AND WITHDRAWAL OF THE PLAN.

         If the Plan is not accepted by all classes of impaired Creditors, the Trustee reserves the right to withdraw the Plan. If the Plan is accepted by one or more Classes of impaired Creditors of the Debtor, the Trustee reserves the right to request the Bankruptcy Court to approve the Plan under 11 U.S.C. ss. 1129(b).

         THE TRUSTEE STRONGLY URGES ALL IMPAIRED CREDITORS TO VOTE TO ACCEPT THE PLAN.



Dated:  June 26, 2003
         Houston, Texas

                                               /s/ Ben B. Floyd
                                           ------------------------
                                           Ben B. Floyd, Trustee

OF COUNSEL:

Randall A. Rios
Thomas S. Henderson
Floyd, Isgur, Rios & Wahrlich, P.C.
700 Louisiana, Suite 4600
Houston, Texas 77002-2732
Tel: 713-222-1470
Fax: 713-222-1475
ATTORNEYS FOR BEN B. FLOYD, TRUSTEE

                         DISCLOSURE STATEMENT EXHIBITS



EXHIBIT A--PLAN OF REORGANIZATION

EXHIBIT B--PAYMENTS TO CREDITORS WHICH MAY BE RECOVERABLE UNDER SECTION 547

EXHIBIT C--DEBTOR'S LIQUIDATION ANALYSIS UNDER THE PLAN







725127_3.DOC